Exhibit 10.9

CUSIP: 12648RAA1

CREDIT AND GUARANTY AGREEMENT

dated as of May 30, 2014

among

CTR PARTNERSHIP, L.P.

as Borrower

CARETRUST REIT, INC.

as REIT Guarantor

THE OTHER GUARANTORS PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arranger and Joint Book Manager

WELLS FARGO SECURITIES, LLC

as Joint Lead Arranger and Joint Book Manager

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

ROYAL BANK OF CANADA

as Co-Documentation Agent

REGIONS BANK

as Co-Documentation Agent

Schedules

Schedule I	-	Commitment Amounts
Schedule 1.1A	-	Net Revenues for Ensign Assets
Schedule 1.1B	-	Property NOI for Ensign Assets
Schedule 3.1(b)(xvi)	-	GE Mortgage Indebtedness Obligors and Real Property Assets
Schedule 4.11	-	Real Property
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Insurance Coverage
Schedule 4.18	-	Real Property Asset Matters
Part I Borrowing Base Assets
Part II Other Real Property Assets
Part III Material Sub-leases
Part IV Closing Date Tenants
Schedule 4.19	-	Material Agreements
Schedule 4.20	-	Healthcare Matters
Schedule 5.25	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.8	-	Existing Leases with Restrictive Agreements

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Security Agreement
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Joinder Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(iv)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

v

CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of May 30, 2014, by and among CTR PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), CARETRUST REIT, INC., a Maryland corporation (the “REIT Guarantor”), the other Guarantors identified herein, the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders, as an issuing bank and as swingline lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $150,000,000 revolving credit facility in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (i) any Investment by the REIT Guarantor or any of its Subsidiaries in any other Person organized in the United States (with all or substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the REIT Guarantor or any of its Subsidiaries or shall be merged or otherwise consolidated or combined with the REIT Guarantor or any of its Subsidiaries or (ii) any acquisition by the REIT Guarantor or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the REIT Guarantor) that constitutes all or substantially all of the assets of such Person or a division or business unit of such Person or any acquisition of one or more Real Property Assets, whether through purchase, capital lease, exercise of an option to purchase, merger or other business combination or transaction (and all or substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted Consolidated EBITDA” shall mean, for the Consolidated Parties for any period

(i) Adjusted Consolidated Net Income for such period, plus,

(ii) to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication): (a) Consolidated Interest Expense plus accretion or accrual of discounted liabilities not constituting Indebtedness, expenses resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase account in connection with any acquisition, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and expensing of bridge, commitment or other financing fees and prepayment or redemption premiums; (b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes; (c) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); (d) the amount of integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with equity issuance, Acquisitions or Dispositions permitted pursuant to this Agreement (in each case, whether or not consummated), not to exceed for any four Fiscal Quarter period ten percent (10%) of Adjusted Consolidated EBITDA (calculated before giving effect to this clause (d)); (e) proceeds from any business interruption insurance; (f) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of any Consolidated Party; (g) all unusual or non-recurring charges or items of loss or expense, together with any related provision for taxes, not to exceed for any four (4) Fiscal Quarter period ten percent (10%) of Adjusted Consolidated EBITDA (calculated before giving effect to this clause (g)); (h) all other non-cash items (other than straight-line rent) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP; (i) any losses resulting from mark to market accounting of Hedge Agreements or other derivative instruments permitted pursuant to this Agreement; (j) costs, fees, charges and other expenses related to the Loan Documents, the Spin-Off Transaction and the other Related Transactions incurred not later than June 30, 2014; and (k) all payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement, less

(iii) to the extent such amount was included in calculating such Adjusted Consolidated Net Income (without duplication): (a) all non-cash items (other than straight-line rent) increasing Adjusted Consolidated Net Income; (b) all payments received under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement; (c) any non-recurring items of income or gain; and (d) any gains resulting from mark to market accounting of Hedge Agreements or other derivative instruments permitted pursuant to this Agreement, all as determined on a consolidated basis for the Consolidated Parties in conformity with GAAP.

Notwithstanding the preceding, the adjustments in clauses (ii) and (iii) above with respect to any Subsidiary or Unconsolidated Affiliate shall be added to (or subtracted from) Adjusted Consolidated Net Income to compute Adjusted Consolidated EBITDA only to the extent (and in the same proportion) that the net income (or loss) of such Subsidiary or Unconsolidated Affiliate was included in calculating Adjusted Consolidated Net Income.

Notwithstanding the preceding, (A) Adjusted Consolidated EBITDA shall be deemed to be, for the fiscal quarter ended (1) March 31, 2014, $12,850,000, (2) December 31, 2013, $12,850,000, (3) September 30, 2013, $12,850,000, and (4) June 30, 2013, $12,850,000, and (B) for the period from April 1, 2014, through the date of the Spin-Off, Adjusted Consolidated EBITDA shall be determined as if the Spin-Off

Transaction and the other Related Transactions occurred at the beginning of such period, and the Ensign Master Leases had been entered into as of such date, as reasonably determined by a Responsible Officer of the Borrower.

“Adjusted Consolidated Funded Debt” shall mean, as of any date of determination, the sum of (i) all Consolidated Funded Debt plus (ii) without duplication of Indebtedness referred to in clause (i), the Consolidated Parties’ pro rata share of Indebtedness attributable to interest in Unconsolidated Affiliates, in each case as of such date.

“Adjusted Consolidated Net Income” shall mean, for any period, the sum without duplication of (x) the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the REIT Guarantor or charges resulting from the redemption of preferred stock of the REIT Guarantor) of the Consolidated Parties for such period determined on a consolidated basis in conformity with GAAP; and (y) without duplication, the Consolidated Parties’ Ownership Share of the aggregate net income (or loss) attributable to interests in Unconsolidated Affiliates provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication: (i) the net income of any Person, other than the Consolidated Parties, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Consolidated Parties by such Person during such period; (ii) solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the undistributed net income of any Subsidiary that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time of the last day of such period permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Permitted Investments to any Consolidated Party by such Person during such period, to the extent not already included therein; (iii) the cumulative effect of a change in accounting principles; (iv) all after-tax gains or losses attributable to asset sales, together with any related provision for taxes; (v) all extraordinary charges, gains or losses or expenses, together with any related provision for taxes; and (vi) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interests in Unconsolidated Affiliates.

“Adjusted Funds From Operations” for any period shall mean the Adjusted Consolidated Net Income for such period, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was added or deducted, as applicable, in calculating such Adjusted Consolidated Net Income): (i) gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties; (ii) non-cash asset impairment charges; (iii) non-cash charges related to redemptions of preferred stock of the REIT Guarantor; (iv) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Consolidated Parties; (v) the amortization of financing fees and the write-off of financing costs; (vi) deferred rental income; (vii) any one-time direct transaction or restructuring costs incurred in connection with acquisitions or dispositions; (viii) any other non-cash charges associated with the sale or settlement of any Hedging Transaction; and (ix) costs, fees, charges and other expenses related to the Loan Documents, the Spin-Off Transaction and the other Related Transactions.

“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period.

“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise; provided that, notwithstanding the foregoing, Ensign and its Subsidiaries shall be deemed not to be Affiliates of the REIT Guarantor and its Subsidiaries. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Aggregate Mortgageability Value Amount” shall mean the aggregate Mortgageability Value Amount for all Borrowing Base Assets.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $150,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Distribution Period” shall mean (i) for each of the first four Fiscal Quarters immediately following the Closing Date, the period beginning on the Closing Date and ending on the last day of the last Fiscal Quarter preceding the distribution for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b) or for which reports have been filed with the SEC, and (ii) for each Fiscal Quarter other than the first four Fiscal Quarters immediately following the Closing Date, the immediately prior four Fiscal Quarter period.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Consolidated Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2014 are required to be delivered shall be at Level III as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Pricing Grid

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans

I	Less than or equal to 40%	2.00% per annum	1.00% per annum

II	Greater than 40% and less than or equal to 50%	2.25% per annum	1.25% per annum

III	Greater than 50% and less than or equal to 60%	2.50% per annum	1.50% per annum

“Appraisal” shall mean, for any Real Property Asset, a FIRREA-compliant MAI appraisal commissioned, reviewed and approved by the Administrative Agent and prepared by an appraiser selected by the Administrative Agent.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (ii) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) and any successor statute.

“Bankruptcy Event” shall mean, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (ii) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Requirement of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (v) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Requirement of Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (vi) such Person shall admit in writing an inability to pay its debts generally as they become due.

“Base Rate” shall mean the highest of (i) the rate which the Wall Street Journal reports from time to time as the prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) Adjusted LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Borrowing Base Amount” shall mean the lesser of (i) sixty-five percent (65%) of the Collateral Value of all Borrowing Base Assets and (ii) the Aggregate Mortgageability Value Amount; provided, however that (a) at no time shall more than fifteen percent (15%) of the Borrowing Base Amount be attributable to Borrowing Base Assets subject to Eligible Ground Leases, (b) at all times, not less than seventy-five percent (75%) of the Borrowing Base Amount shall be attributable to Borrowing Base Assets that consist of skilled nursing facilities, assisted living facilities and/or independent living facilities (other than Qualifying Multi-Tenant Buildings and Qualifying Subsidiary Operated Facilities), and (c) except as otherwise specifically provided in this Agreement, any Real Property Asset that is a Suspended Borrowing Base Asset shall not be included in the calculation of the Borrowing Base Amount or the calculation of the percentages set forth in clauses (a) and (b) of this definition.

“Borrowing Base Asset” shall mean a Real Property Asset located in the United States that the Borrower has designated as a Borrowing Base Asset in the most recent Borrowing Base Certificate delivered to the Administrative Agent and which, as of any date of determination, satisfies all of the following requirements:

(i) such Real Property Asset is 100% owned by a Subsidiary Loan Party in fee simple or ground leased pursuant to an Eligible Ground Lease;

(ii) such Real Property Asset is not subject to any Indebtedness, Lien (other than any Permitted Encumbrance) or Negative Pledge (other than pursuant to an Eligible Ground Lease);

(iii) such Real Property Asset is free of all material mechanical and structural defects (as evidenced by a property condition and structural report reasonably acceptable to the Administrative Agent) and other adverse physical conditions except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset;

(iv) such Real Property Asset is utilized as a Healthcare Facility, a medical office building, a life sciences building or other similar health care related property typically owned by healthcare REITs;

(v) such Real Property Asset is (a) leased to and operated by an Eligible Tenant pursuant to Borrowing Base Lease, (b) a Qualifying Multi-Tenant Building or (c) a Qualifying Subsidiary Operated Facility;

(vi) (a) on the date such Real Property Asset is initially added as a Borrowing Base Asset, no Hazardous Materials shall be located on or under such Real Property Asset which constitute a violation of any Environmental Law, and no other environmental conditions shall exist in connection with such Real Property Asset which constitute a violation of any Environmental Law; (b) if, at any time after the date of the initial addition of such Real Property Asset as a Borrowing Base Asset, Hazardous Materials are located on or under such Real Property Asset that constitute a violation of any Environmental Law, or any other environmental conditions exists in connection with such Real Property Asset that constitutes a violation of any Environmental Law, in each case, to the extent that the REIT Guarantor or any of its Subsidiaries has received notice from or a citation with respect to such violation or condition from any Governmental Authority or such violation or condition could reasonably be expected to result in material liability to the REIT Guarantor or any of its Subsidiaries (a “Material Violation”), then such Borrowing Base Asset shall, for all purposes under this Agreement, be designated as a Suspended Borrowing Base Asset commencing on the date (the “Violation Date”) (x) that the REIT Guarantor or any of its Subsidiaries receives such notice or citation or (y) with respect to any Material Violation, a Responsible Officer of any Loan Party has knowledge of such Material Violation, in each case until the date that is ninety (90) days after the applicable Violation Date unless on or prior to such ninetieth (90th) day the Loan Parties bring such Real Property Asset into compliance with all applicable Environmental Laws;

(vii) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset;

(viii) no condemnation proceeding is pending as of the date such Real Property Asset is initially added as a Borrowing Base Asset, and after the date of such initial addition, no condemnation proceeding shall be initiated and remain undismissed for a period of ninety (90) consecutive days, in each case with respect to a material portion of such Real Property Asset;

(ix) as of the date such Real Property Asset is initially added as a Borrowing Base Asset, no casualty event shall have occurred with respect to the improvements located on such Real Property Asset that has not been remediated in all material respects as of such date and after the date of such initial addition, no casualty event shall have occurred with respect to a material portion of the improvements located on such Real Property Asset; provided that in the event any such casualty event has occurred with respect to a material portion of the improvements located on such Borrowing Base Asset, such Borrowing Base Asset shall be designated as a Suspended Borrowing Base Asset from the date of the occurrence of such casualty event until the date sixty (60) days after the occurrence of such casualty event unless on or prior to such sixtieth (60th) day, the sum of (x) the amount of funds the Borrower or the applicable Loan Party has put into escrow plus (y) the amount of insurance proceeds that have either been deposited into escrow or with respect to which the applicable insurance company has acknowledged coverage are sufficient to remediate such casualty event in all material respects; provided that, if such casualty event is not in fact remediated in all material respects by a date not later than 180 days after the occurrence of such casualty event, such Borrowing Base Asset shall cease to be a Borrowing Base Asset and cease to be a Suspended Borrowing Base Asset;

(x) no event of default (after the expiration of any applicable notice and/or cure period) shall have occurred and be continuing under any Material Borrowing Base Lease (other than an Ensign Master Lease) applicable to such Real Property Asset; provided that with respect to any event of default other than a payment event of default such Borrowing Base Asset shall be designated as a Suspended Borrowing Base Asset from the date of the occurrence of such event of default until the date sixty (60) days after the occurrence of such event of default unless on or prior to such sixtieth (60th) day either (a) such event of default has been cured or (b) the applicable Loan Party has replaced the lessee of such Real Property Asset with an Eligible Tenant under a Borrowing Base Lease;

(xi) with respect to any Ensign Master Lease applicable to such Real Property Asset (a) no payment event of default (after the expiration of any applicable notice and/or cure period) shall have occurred and be continuing; and (b) no termination notice shall have been delivered; provided that with respect to any termination under clause (b) above, such Borrowing Base Asset shall be designated as a Suspended Borrowing Base Asset from the date of such termination until the date sixty (60) days after the occurrence of such event of default unless on or prior to such sixtieth (60th) day (x) such termination notice has been rescinded and the circumstances giving rise to such termination notice no longer exist, or (y) the applicable Loan Party has replaced the lessee of such Real Property Asset with an Eligible Tenant under a Borrowing Base Lease;

(xii) no event of default by the Borrower or the applicable Subsidiary Loan Party (after the expiration of any applicable notice and/or cure period) shall have occurred and be continuing under any other material lease or material contract applicable to such Real Property Asset;

(xiii) such Real Property Asset has all appropriate licenses per the jurisdiction in which it operates; provided that a Real Property Asset that is acquired after the Closing Date (other than as a part of the Spin-Off Transaction) may be added to the Borrowing Base prior to receipt of the applicable state licensing in connection with a change of ownership (“CHOW”) transfer, so long as each of the following conditions is satisfied: (a) the applicable facility is licensed under the seller’s license (or, in the case of an acquisition of a Person owning such Real Property Asset, such Person’s license) leading up to and on the date of closing of the acquisition of such facility or such Person (the “Acquisition Closing Date”); (b) the applicable Loan Party has completed its application and reasonably expects to receive a license effectively dated as of the applicable Acquisition Closing Date; (c) the applicable Loan Party has consulted with local healthcare counsel with expertise in this practice area, has confirmed with such counsel that all necessary licenses have been obtained, and has provided Administrative Agent with either a legal opinion to that effect or a certification from a Responsible Officer of the Borrower or the applicable Loan Party of its compliance with the provisions in this clause (xiii); and (d) the appropriate CHOW license is received not later than one hundred eighty (180) days after the initial addition of such Real Property Asset to the Borrowing Base;

(xiv) No required principal or interest payment, payments of real property taxes (except taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) or payments of premiums on insurance policies with respect to such Real Property Asset under the applicable Borrowing Base Lease is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days; and

(xv) The minimum Rent Coverage Ratio for such Real Property Asset (other than a Qualifying Multi-Tenant Building or a Qualifying Subsidiary Operated Facility) shall not be less than (a) in the case of any skilled nursing facility (which shall be deemed to include any “campus facility), (x) on or prior to the date that is one year after such Real Property Asset is initially added as a Borrowing Base Asset, 1.25 to 1.00 and (y) thereafter, 1.30 to 1.00, and (b) in the case of any independent living facility and any assisted living facility, 1.10 to 1.00; provided that if the applicable Rent Coverage Ratio is not maintained for a Real Property Asset, then such Real Property Asset shall be designated as a Suspended Borrowing Base Asset commencing on last day of the Fiscal Quarter with respect to which such Real Property Asset fails to meet such Rent Coverage Ratio until the sixtieth (60th) day following the last day of such Fiscal Quarter.

“Borrowing Base Assets” shall mean a collective reference to all Borrowing Base Assets in existence at any given time.

“Borrowing Base Asset Deliverables” shall mean, with respect to any Real Property Asset which is proposed for qualification as a “Borrowing Base Asset” hereunder, a collective reference to each of the following (with each such item to be in form and substance reasonably acceptable to the Administrative Agent) items to be satisfied as a condition to such Real Property Asset initially becoming a Borrowing Base Asset:

(i) a fully executed and notarized Mortgage (or a fully executed and notarized amendment to such existing Mortgage) with respect to such Real Property Asset and a related legal opinion from special local counsel to the Loan Parties opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be reasonably required by the Administrative Agent;

(ii) a fully executed copy of the Borrowing Base Leases with respect to such Real Property Asset, together with if such Real Property Assets is (a) not a Qualifying Multi-Tenant Building or a Qualifying Subsidiary Operated Facility, an estoppel certificate from the applicable Eligible Tenants and an SNDA with respect to any Borrowing Base Lease to the extent such Borrowing Base Lease is not automatically subordinate to the applicable Mortgage Instrument pursuant to the terms of such Borrowing Base Lease, which SNDA the Administrative Agent shall enter into on behalf of the Lenders; or (b) a Qualifying Multi-Tenant Building, (x) estoppel certificates from Tenants with respect to such Real Property Asset whose aggregate monthly rent payments are not less than eighty percent (80%) of the aggregate monthly rent payments of all Tenants with respect to such Real Property and (y) SNDAs from Tenants with respect to such Real Property Asset such that the aggregate monthly rent payments of such Tenants, when combined with the aggregate monthly rent payments of all Tenants with respect to such Real Property Asset whose Borrowing Base Leases are automatically subordinate to the applicable Mortgage Instrument pursuant to the terms of such Borrowing Base Lease, are not less than eighty percent (80%) of the aggregate monthly rent payments of all Tenants with respect to such Real Property;

(iii) documents and other information reasonably requested by the Administrative Agent to enable to Administrative Agent to confirm that the Tenant under each Borrowing Base Lease with respect to such Real Property Asset is an Eligible Tenant; it being understood that this clause (iii) shall not apply to any Multi-Tenant Building;

(iv) copies of all existing material subleases of which any Responsible Officer of any Loan Party has knowledge which would be required to be disclosed on Part III of Schedule 4.18 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(v) maps or plats of an as-built ALTA survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(vi) evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and land use requirements (it being understood that zoning letters or an appropriate zoning endorsement to the applicable Mortgage Policy shall be deemed satisfactory evidence of compliance);

(vii) an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (the “Mortgage Policy”), naming the Administrative Agent as insured party for the benefit of the Lenders, insuring that the Mortgage creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Encumbrances, which Mortgage Policy shall (a) be in an amount equal to the Borrowing Base Amount for such Real Property Asset, (b) be from an insurance company reasonably acceptable to the Administrative Agent (it being agreed that as of the Closing Date, Commonwealth Land Title Insurance Company is acceptable to the Administrative Agent), (c) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (d) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(viii) evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Real Property Asset is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders under a standard mortgagee endorsement;

(ix) a Phase I environmental assessment from an environmental consultant reasonably acceptable to the Administrative Agent, dated as of a date reasonably acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Materials or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Materials are located on or under such Real Property Asset, taking into account the use of such Real Property Asset;

(x) evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof;

(xi) an Appraisal with respect to such Real Property Asset;

(xii) a property condition report (evidencing no mechanical or structural defects, or other adverse matters except for defects, conditions or matters individually or collectively which are not materially adverse to the profitable operation of such Real Property Asset);

(xiii) a certificate of a Responsible Officer of the Borrower addressed to the Administrative Agent and attaching a schedule that sets forth (a) the amount of the annual rent payable by each Eligible Tenant under each such Borrowing Base Lease with respect such Real Property Asset (and if such Borrowing Base Lease is a master lease, an allocation of such rent to each such Eligible Tenant reasonably determined by the Borrower, which allocation shall be reasonably satisfactory to the Administrative Agent); (b) the increases, if any, in such rent pursuant to the applicable Borrowing Base Lease; and (c)(x) with respect to any Real Property Asset which is a Multi-Tenant Building or Subsidiary Operated Facility, the Property NOI or (y) with respect to any other Real Property Asset, the Net Revenues and Tenant EBITDAR, in each case under this clause (c) for each of the most recent four (4) fiscal quarters ending prior to the date of the initial addition of such Borrowing Base Assets or amounts reasonably determined by Borrower if historical financial statements are not available (and such Property NOI, Net Revenues and Tenant EBITDAR shall be reasonably acceptable to the Administrative Agent).

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C hereto delivered to the Administrative Agent pursuant to Section 5.1, Section 6.21 or more frequently at the option of the Borrower and (i) setting forth each Real Property Asset of the Loan Parties that is a Borrowing Base Asset or a Suspended Borrowing Base Asset and certifying (subject to the qualifications set forth in clause (ii) herein) (x) the Borrowing Base Amount and Mortgageability Value Amount with respect to each such Borrowing Base Asset and (y) the Borrowing Base Amount (determined without regard to clause (c) of the definition of Borrowing Base Amount) and Mortgageability Value Amount with respect to each such Suspended Borrowing Base Asset; and (ii) certifying (in the Loan Parties’ good faith belief based upon its own information and the information made available to any Loan Party by the applicable Tenants, which information the Loan Parties believe in good faith to be true and correct in all material respects) (a) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (b) that each Real Property Asset (other than any Suspended Borrowing Base Asset) used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset.

“Borrowing Base Lease” shall mean any Facility Lease entered into by a Loan Party with an Eligible Tenant (or, in the case of a Multi-Tenant Building, a Tenant) which is either (i) a commercial space lease or (ii) a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or rent) in addition to the base rental payments required thereunder); provided, that each such Facility Lease shall meet the requirements set forth in Section 5.19.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that with respect to leases that have annual aggregate payments not more than $2,500,000 for all such leases and are accounted for by any Person as operating leases as of the Closing Date or are entered into after the Closing Date and would have been accounted for as operating leases if such lease had been in effect on the Closing Date such leases may, in the sole discretion of the Borrower, be accounted for as operating leases and not as Capital Lease Obligations.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Capitalization Rate” shall mean (i) 9.75% for all government reimbursed assets that are skilled nursing facilities (including any “campus” facilities), long term acute care facilities or hospitals and are not Ensign Assets; (ii) 9.00% for all government reimbursed assets that are skilled nursing facilities (including any “campus” facilities) and are Ensign Assets; and (iii) 8.00% for all non-government reimbursed assets that are Multi-Tenant Buildings, assisted living facilities or independent living facilities.

“Cash Collateralize” shall mean, in respect of any obligations, to pledge and deposit with, or deliver to, the Administrative Agent cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the REIT Guarantor and its Subsidiaries to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of thirty-five (35%) or more of the outstanding shares of the voting equity interests of the REIT Guarantor (other than, prior to the consummation of the Spin-Off Transaction, by Ensign and its Subsidiaries); (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT Guarantor cease to be composed of individuals who are Continuing Directors; (iv) GP LLC ceases to be the sole general partner of, and the direct legal and beneficial owner of all of the general partnership interests in, the Borrower; (v) the REIT Guarantor ceases to be the direct legal and beneficial owner of all of the equity interests in GP LLC; or (vi) the REIT Guarantor ceases to beneficially own, directly or indirectly, at least 50.1% of the outstanding limited partnership interests in the Borrower; (vii) the REIT Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests of the Borrower owned by it other than pursuant to the Collateral Documents; or (viii) the Borrower ceases to beneficially own, directly or indirectly, all of the Capital Stock of each direct and indirect Secured Loan Party that owns or ground leases a Borrowing Base Asset. It being understood and agreed that a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement so long as Payment in Full of the Obligations is a condition to the effectiveness of the acquisition contemplated by such stock purchase agreement, merger agreement or similar agreement.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or such Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan, an Incremental Term Loan, an Extended Term Loan or an Other Refinancing Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, an Incremental Term Loan Commitment, an Extended Term Loan Commitment or an Other Refinancing Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Security Agreement, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, if any, all Real Estate Documents, all loss payee endorsements required by Section 5.9, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Collateral Value” shall mean, with respect to any Real Property Asset, an amount equal to the “as-is” appraised value of such Real Property Asset (on an individual, as opposed to portfolio value, basis), as determined by the most recently delivered Appraisal.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Fixed Charges, in each case for such period.

“Consolidated Fixed Charges” shall mean, for any Person (or consolidated group of Persons) for any period, (i) Consolidated Interest Expense payable in cash for such Person (or consolidated group of Persons) for such period (excluding upfront fees, premiums, arrangement fees, underwriting fees and similar fees), plus (ii) scheduled principal payments of Consolidated Funded Debt for such Person (or consolidated group of Persons) made or, as of the first day of such period, required to be made during such period (including, for purposes hereof, payments required to be made in connection with scheduled reductions in commitments, but excluding (a) any payment of principal under the Loan Documents, (b) any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it, (c) principal paid by any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof) and (d) any payment of principal made with the proceeds of Indebtedness permitted pursuant to this Agreement), as determined on a consolidated basis in conformity with GAAP), plus (iii) taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes and paid in cash during such period; plus (iv) an amount equal to $300 per year per unit for each Subsidiary Operated Facility that is an independent living facility (which amount shall, for the avoidance of doubt, be prorated to the extent the applicable period is shorter than one Fiscal Year) plus (v) cash dividends and distributions paid on preferred stock, if any, of such Person (or consolidated group of Persons) during such period (excluding (a) any dividends and distributions paid to the REIT Guarantor or any of its Subsidiaries and (b) any redemption of preferred stock financed with proceeds of Indebtedness permitted to be incurred pursuant to this Agreement or Capital Stock permitted pursuant to this Agreement), in each case, on a consolidated basis determined in accordance with GAAP.

“Consolidated Funded Debt” shall mean, as of any date of determination, all Indebtedness (other than any such Indebtedness that has been Discharged) of the Consolidated Parties determined on a consolidated basis, but excluding Hedging Obligations.

“Consolidated Interest Expense” shall mean, for any Person for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Consolidated Funded Debt during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication): (i) the interest portion of any deferred payment obligations; (ii) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing; (iii) the net cash costs associated with Hedging Transactions and Indebtedness of such Person; and (iv) all but the principal component of rentals in respect of Capital Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Consolidated Parties; excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Subsidiary if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof), as determined on a consolidated basis in conformity with GAAP and (B)(I) accretion of accrual of discounted liabilities not constituting Indebtedness, (II) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (III) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (IV) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Commitments), (V) prepayment and redemption premiums and (VI) non-cash costs associated with Hedging Transactions.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (i) (a) Adjusted Consolidated Funded Debt minus (b) unrestricted cash and unrestricted Permitted Investments of the Consolidated Parties to (ii) Consolidated Total Asset Value, in each case as of such date.

“Consolidated Net Income” shall mean, for the REIT Guarantor and its Subsidiaries for any period, the net income (or loss) of the REIT Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the REIT Guarantor or any Subsidiary of the REIT Guarantor in the unremitted earnings of any Person that is not a Subsidiary, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the REIT Guarantor or any Subsidiary or the date that such Person’s assets are acquired by the REIT Guarantor or any Subsidiary and (v) any deductions for non-controlling or minority interests of the Borrower (but not any other Subsidiary of the REIT Guarantor).

“Consolidated Parties” shall mean the REIT Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Subsidiary” shall mean, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the REIT Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” shall mean, for the Consolidated Parties as of any date of determination, (i) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (ii) all Intangible Assets, determined in accordance with GAAP, plus (iii) all accumulated depreciation, determined in accordance with GAAP.

“Consolidated Total Asset Value” shall mean, as of any date of determination, the sum of all the following of the Consolidated Parties, without duplication: (i) the quotient of (a) (I) Net Revenues from all Real Property Assets (other than Multi-Tenant Buildings and Subsidiary Operated Facilities) and (II) Property NOI from all Multi-Tenant Buildings or Subsidiary Operated Facilities), in each case for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b) (or for any four (4) Fiscal Quarter period containing a Fiscal Quarter ending prior to September 30, 2104, the amount for each such Fiscal Quarter determined in accordance with the definition of Net Revenues or Property NOI, as applicable), minus the Net Revenues attributable to each Real Property Asset sold or otherwise disposed of after the beginning of such four (4) Fiscal Quarters and prior to such date, minus the Net Revenues from all Real Property Assets acquired after the beginning of such four (4) Fiscal Quarters and prior to such date, divided by (b) the applicable Capitalization Rate, plus (ii) the acquisition cost of each Real Property Asset acquired after the beginning of such four (4) Fiscal Quarters and prior to such date, plus (iii) the GAAP book value of the Consolidated Parties’ Investments (excluding cash and Permitted Investments) permitted by Section 7.4 as of such date, plus (iv) the Consolidated Parties’ Ownership Share of the foregoing items and components attributable to interest in Unconsolidated Affiliates.

“Continuing Director” shall mean, with respect to any period, any individuals (i) who were members of the board of directors or other equivalent governing body of the REIT Guarantor on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened (in writing) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Convertible Indebtedness” shall mean Indebtedness of the REIT Guarantor or the Borrower permitted to be incurred under the terms of this Agreement that is (i) convertible into common stock of the REIT Guarantor (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the REIT Guarantor and/or cash (in an amount determined by reference to the price of such common stock).

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Credit Agreement Refinancing Indebtedness” shall mean any Indebtedness incurred pursuant to a Refinancing Amendment (“Refinancing Debt”), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Refinancing Debt (including, if such Indebtedness includes any Other Refinancing Revolving Commitments, the unused portion of such Other Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon plus upfront fees and original issue discount on such Refinancing Debt, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension; (ii) such Refinancing Debt has a maturity equal to or later than, and, except in the case of Refinancing Debt consisting of a revolving credit facility which does not have any scheduled commitment reductions prior to the maturity of the Refinanced Debt, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt; (iii) the terms and conditions of such Refinancing Debt (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Refinancing Debt, than those applicable to the lenders or holders of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect at the time of incurrence of such Refinancing Debt) (provided that satisfaction of this clause (iii) shall be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Refinancing Debt, providing a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, and that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) which shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iv) such Refinanced Debt shall be repaid, or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designation Date Property NOI” shall mean, with respect to any Multi-Tenant Building or Subsidiary Operated Facility, the Property NOI with respect to such Multi-Tenant Building or Subsidiary Operated Facility, as applicable for the twelve (12)-month period most recently ended for which financial results are available prior to the date on which the Borrower initially added such Multi-Tenant Building or Subsidiary Operated Facility, as applicable, as a Borrowing Base Asset in a Borrowing Base Certificate delivered to the Administrative Agent.

“Desktop Appraisal” shall mean, for any Real Property Asset, a desktop appraisal commissioned, reviewed and approved by the Administrative Agent and prepared by an appraiser selected by the Administrative Agent, using appraisal methodology consistent with the Appraisal most recently delivered to the Administrative Agent with respect to such Real Property Asset.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to an irrevocable deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or is irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within ninety-one (91) days after such prepayment or deposit and are in fact satisfied on or before such ninety first (91st) day.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” shall mean those Persons who are competitors of the REIT Guarantor or any of its Subsidiaries and any affiliate of such competitors that are, in each case, identified in writing to the Administrative Agent by the Borrower from time to time (the writings described herein, collectively, the “Disqualified Institutions List”); provided that any update or supplement to the Disqualified Institutions List shall not apply retroactively to disqualify any parties that have previously acquired an assignment or a participation in any Commitment or Loan.

“Disqualified Institutions List” shall have the meaning assigned to such term in the definition of Disqualified Institution.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Earlier LC Maturity Date” shall have the meaning set forth in Section 2.22(a).

“Earlier Swingline Maturity Date” shall have the meaning set forth in Section 2.4(f).

“E&P Purge” shall mean the dividend by the REIT Guarantor of cash and common stock of the REIT Guarantor for the purpose of eliminating all earnings and profits of the REIT Guarantor accumulated in any non-REIT year, within the meaning of Section 857(a)(2) of the Code, in an aggregate amount to be determined at the time such dividend is declared; provided that the cash portion of the E&P Purge shall not exceed twenty-five percent (25%) (or such greater percentage as may be required by law) of the total amount of the E&P Purge following the Spin-Off Transaction in connection with REIT Guarantor’s election to be taxed as a REIT.

“Eligible Ground Lease” shall mean, at any time, a ground lease (i) under which a Loan Party is the lessee or holds equivalent rights and is the fee owner of, or has a valid lease in, all existing improvements located thereon; (ii) that has a remaining term of not less than thirty (30) years; (c) under which any required rental payment, principal or interest payment or other payment due under such lease from the applicable Loan Party to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to the applicable Loan Party under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (iv) where no party to such lease is subject to a then continuing Bankruptcy Event; (v) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of a first mortgage lender to the lessee; and (vi) where the applicable Loan Party’s interest in the underlying Real Property Asset or the lease is not subject to any Lien other than (a) the Eligible Ground Lease itself, (b) any fee mortgage (if such fee mortgagee has non-disturbed the applicable Loan Party pursuant to a non-disturbance agreement reasonable satisfactory to the Administrative Agent), (c) any Permitted Encumbrances; and (d) other encumbrances reasonably acceptable to the Administrative Agent and the Required Lenders, in their discretion.

“Eligible Tenant” shall mean a Tenant with respect to a Borrowing Base Lease which (i) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (a) the applicable grace period with respect thereto, if any, and (b) sixty (60) days; (ii) is not subject to a then-continuing Bankruptcy Event; and (iii) is reasonably acceptable in all material respects to the

Administrative Agent (it being understood that for purposes of this clause (iii), each of Ensign and each Subsidiary of Ensign (provided that Ensign has provided a guaranty of such Subsidiary’s obligations under the applicable Borrowing Base Lease in a form delivered in connection with the Ensign Master Lease or otherwise reasonably acceptable to the Administrative Agent) is deemed acceptable). In addition, from the date on which the Administrative Agent shall have received (a) a written request from a Loan Party requesting the approval of a Tenant as an “Eligible Tenant” and (b) all reasonably requested information from the Loan Parties supporting such request, the Administrative Agent shall have ten (10) Business Days to respond to such request, and to the extent that the Administrative Agent shall fail to respond to such request within the applicable period, such failure to respond shall be deemed an acceptance of such Tenant as an Eligible Tenant. If the Administrative Agent shall determine that such requested Tenant is not reasonably acceptable, it shall specify the reasons for such determination in writing to the Borrower.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the Closing Date, by and between Ensign and the REIT Guarantor.

“Ensign” shall mean The Ensign Group, Inc., a Delaware corporation.

“Ensign Assets” shall mean all of the Real Estate that was owned by Ensign immediately prior to the consummation of the Related Transactions and is listed on Part B of Schedule 4.11.

“Ensign Guaranty” shall mean certain Guarantees of Ensign Master Leases entered into by Ensign in favor of the Borrower or any of its Subsidiaries party to such Ensign Master Leases, in each case in the form of such Guarantees in effect on the Closing Date or otherwise reasonably acceptable to the Administrative Agent.

“Ensign Master Lease” shall mean any master lease entered into by the Borrower or any of its Subsidiaries with one or more of Wholly Owned Subsidiaries of Ensign that operate Healthcare Facilities located on Real Property Assets that are Ensign Assets, pursuant to which such Wholly Owned Subsidiaries of Ensign lease from the Borrower or any of its Subsidiaries, as the case may be, the Real Property Assets underlying such Healthcare Facilities, in each case in substantially the form of such master leases delivered to the Administrative Agent on or prior to the Closing Date with respect to the Ensign Assets that are the Borrowing Base Assets as of the Closing Date, as the same may be modified in accordance with Section 7.12, or otherwise reasonably acceptable to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the REIT Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the REIT Guarantor or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the REIT Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted LIBOR.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” shall mean, with respect to the REIT Guarantor or any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of the REIT Guarantor or such Subsidiary Loan Party of, or the grant by the REIT Guarantor or such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the REIT Guarantor’s or such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of the REIT Guarantor or such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) the Recipient’s net income by the United States, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Recipient is located, and (iii) any withholding taxes that (a) are imposed on amounts payable to such Recipient pursuant to a law in effect at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (x) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (y) to such Recipient immediately before it designated a new lending office, (b) are attributable to such Recipient’s failure to comply with Section 2.20(e), or (c) are imposed under FATCA.

“Existing Ensign Credit Agreement” shall mean that certain Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, by and among Ensign, the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders, as issuing bank, and as swingline lender, as amended or modified through the Closing Date.

“Existing HUD Note” shall mean that certain Deed of Trust Note, dated as of January 30, 2001, executed by Ensign Southland LLC, a Subsidiary of Ensign, for the benefit of Continental Wingate Associates, Inc.

“Existing Lenders” shall mean (i) all lenders party to the Existing Ensign Credit Agreement, (ii) all lenders who are beneficiaries of the RBS Note Due 2018, (iii) all lenders who are beneficiaries of the RBS Note Due 2019, (iv) all lenders who are beneficiaries of the Johnson Notes (other than that certain Promissory Note dated October 1, 2009 in the original face amount of One Million Dollars ($1,000,000.00), executed by Tenth East Holdings LLC in favor of Johnson Land Enterprises, L.L.C., a Utah limited liability company) and (v) all lenders who are beneficiaries of the Existing HUD Note.

“Extended Commitments” shall mean the Extended Term Loan Commitments and the Extended Revolving Commitments.

“Extended Facility” shall mean any additional tranche established pursuant to Section 2.27 reflecting an extension of the maturity date and, if applicable, amortization schedule of any existing tranche.

“Extended Facility Agreement” shall mean an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the context may require.

“Extended Facility Closing Date” shall mean, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 10.2.

“Extended Facility Lender” shall mean, at any time, with regard to an Extended Facility, any Lender that holds Loans or Commitments under such Extended Facility at such time.

“Extended Revolving Commitments” shall have the meaning set forth in Section 2.27.

“Extended Revolving Credit Facility” shall mean an Extended Facility designated as an “Extended Revolving Credit Facility” by the Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Revolving Credit Facility.

“Extended Term Facility” shall mean an Extended Facility designated as an “Extended Term Facility” by the Borrower and established pursuant to an Extended Term Facility Agreement.

“Extended Term Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Term Facility.

“Extended Term Loan Commitment” shall have the meaning set forth in Section 2.27.

“Extended Term Loans” shall have the meaning set forth in Section 2.27.

“Extending Revolving Lender” shall have the meaning set forth in Section 2.27.

“Extending Term Loan Lender” shall have the meaning set forth in Section 2.27.

“Extension” shall have the meaning set forth in Section 2.27.

“Extension Demand” shall have the meaning set forth in Section 5.21(d).

“Extension Offer” shall have the meaning set forth in Section 2.27.

“Facility Lease” shall mean a lease or master lease with respect to any Real Property Asset owned or leased by a Loan Party from the applicable Loan Party as lessor, to Tenant, as lessee.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of April 4, 2014, executed by SunTrust Robinson Humphrey, Inc. and accepted by the Borrower.

“Financial Covenants” shall mean the covenants set forth in Article VI (other than Section 6.2) of this Agreement.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“GE Mortgage Indebtedness” shall mean Indebtedness incurred pursuant to that certain Fifth Amended and Restated Loan Agreement entered into as of May 30, 2014, among General Electric Capital Corporation, a Delaware corporation (in its individual capacity, and in its capacity as agent for the Lenders (as defined therein)), the financial institutions who are or hereafter become parties thereto, and the Subsidiaries identified on Schedule 3.1(b)(xvi), which is secured by the Real Property Assets and other collateral therefor identified on Schedule 3.1(b)(xvi) and any Permitted Refinancing Indebtedness with respect to such Indebtedness (to the extent constituting a renewal or extension of such Indebtedness).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Governmental Authority” shall include any agency, branch or other governmental body charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“GP LLC” shall mean CareTrust GP, LLC, a Nevada limited liability company.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the REIT Guarantor and each of the Subsidiary Loan Parties (other than the Borrower).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Facility” shall mean any skilled nursing facility (including any “campus” facility), assisted living facility or other similar health care facility or any independent living facility, medical office building, life sciences building, other office building or other similar health care related property typically owned by healthcare real estate investment trusts.

“Health Care Laws” shall have the meaning set forth in Section 4.20(a).

“Health Care Permits” shall have the meaning set forth in Section 4.20(b).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the (i) Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case, with respect to the laws described in clauses (i), (ii) and (iii) of this definition, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder.

“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of the REIT Guarantor having, when taken together with all other then-existing Immaterial Subsidiaries (the “Immaterial Subsidiary Threshold Amount”), (i) assets in an amount not in excess of ten percent (10.0%) of the total assets of the REIT Guarantor and its Subsidiaries determined on a consolidated basis as of such date; or (i) revenues in an amount not in excess of five percent (5.0%) of the total revenues of the REIT Guarantor and its Subsidiaries on a consolidated basis for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b).

“Increasing Lender” shall have the meaning set forth in Section 2.23.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Commitment Joinder” shall have the meaning set forth in Section 2.23.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.23.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and excluding earn-outs except to the extent such earn outs are required under GAAP to be reflected as a liability on the balance sheet of such Person), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (excluding any such obligations (a) to purchase, redeem, retire or otherwise acquire for value any Capital Stock on or prior to the date that is one hundred eighty (180) days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect on the date such obligations are incurred and (b) which the REIT Guarantor or any of its Subsidiaries may, at its election, satisfy with the issuance of or exchange for Capital Stock of the REIT Guarantor or the Borrower), (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include (1) the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness or the terms of the partnership agreement of such partnership, as applicable, provide that such Person is not liable therefor and (2) the Indebtedness of any joint venture (other than to the extent covered by clause (1) above) in which such Person is a joint venturer, solely to the extent that the terms of such Indebtedness or the terms of the operating agreement of such joint venture expressly provide that such Person is liable therefor, or such Person is otherwise liable therefor. Notwithstanding the foregoing, Permitted Warrant Transactions shall not constitute Indebtedness.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Information Memorandum” shall mean the Confidential Information Memorandum dated April 2014 relating to the REIT Guarantor and the transactions contemplated by this Agreement and the other Loan Documents.

“Intangible Assets” shall mean all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months, or such other period that is twelve months or less than one month that is agreed to by all relevant Lenders; provided that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv) each principal installment of the Term Loans shall have an Interest Period ending on or prior to each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(v) no Interest Period may extend beyond the applicable Revolving Commitment Termination Date, unless on such Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the final Maturity Date.

“Investments” shall have the meaning set forth in Section 7.4.

“Issuing Bank” shall mean (i) SunTrust Bank in its capacity as an issuer of Letters of Credit and (ii) each other Revolving Lender or an Affiliate of a Revolving Lender selected by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that agrees to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case pursuant to Section 2.22.

“Joinder Agreement” shall mean a joinder agreement in the form of Exhibit D to be executed by each Subsidiary from time to time required to be a Subsidiary Loan Party by Section 5.12, other than that Subsidiaries that are initial Guarantors under this Agreement.

“Johnson Notes” shall mean, collectively, those certain Promissory Notes, each dated as of October 1, 2009, executed by certain Subsidiaries of Ensign for the benefit of Johnson Land Enterprises, L.L.C.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $20,000,000.

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger in connection with this Agreement.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender, each Additional Lender that joins this Agreement pursuant to Section 2.23, each Extended Facility Lender and each Refinancing Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by any Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Licensed Personnel” shall mean any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by the REIT Guarantor or any of its Subsidiaries.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and each other instrument, agreement, document and writing executed in connection with any of the foregoing that is identified by its terms as a “Loan Document”.

“Loan Parties” shall mean, collectively, the Borrower, the REIT Guarantor and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23, Section 2.27 or Section 2.28.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or properties of REIT Guarantor and its Subsidiaries taken as a whole and after giving effect to the Related Transactions, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) each Ensign Master Lease, (ii) each Material Borrowing Base Lease and (iii) all other agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Borrowing Base Lease” shall mean, with respect to the Real Property Assets of the REIT Guarantor and its Subsidiaries, any Borrowing Base Lease from which the applicable Loan Party or Loan Parties derived in excess of five percent (5%) of the aggregate revenues of the REIT Guarantor and its Subsidiaries with respect to such Real Property Assets for the most recently completed four (4) Fiscal Quarters for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b); provided that, prior to the actual or required delivery of such financial statements for the initial four (4) complete Fiscal Quarters following the Closing Date, such calculation shall be made over a trailing four (4) quarter period, based on such financial statements that are available and based on the following: aggregate revenues of the REIT Guarantor and its Subsidiaries for the fiscal quarter ended (i) March 31, 2014, shall be deemed to be $14,625,000, (ii) December 31, 2013, shall be deemed to be $14,625,000, (iii) September 30, 2013, shall be deemed to be $14,625,000, and (iv) June 30, 2013, shall be deemed to be $14,625,000.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Loan Parties or any of their Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Subsidiary” shall mean, as of any date, any direct or indirect Subsidiary of the REIT Guarantor that is not an Immaterial Subsidiary.

“Maturity Date” shall mean, (i) with respect to any tranche of Term Loans (including any Incremental Term Loans, Extended Term Loans or Other Refinancing Term Loans), the maturity dates specified therefor in the applicable Incremental Commitment Joinder, Extended Facility Agreement or Refinancing Amendment, as applicable and (ii) with respect to the Revolving Commitments, the Revolving Commitment Termination Date.

“Measurement Period” shall mean (i) for any Fiscal Quarter ending on or after June 30, 2015, the most recent four-Fiscal Quarter period, and (ii) for any Fiscal Quarter ending prior to June 30, 2015, the period commencing on July 1, 2014 and ending on the last day of the most recent Fiscal Quarter.

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified,” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgageability Value Amount” shall mean, with respect to any Borrowing Base Asset and as of any date of determination, the maximum principal amount of a hypothetical mortgage loan that would be available to be borrowed against such Borrowing Base Asset assuming (i) an annual interest rate equal to the greater of (a) six and one-half percent (6.50%) and (b) the then-applicable Treasury Rate plus two and one-half percent (2.50%), (ii) a 30-year amortization schedule and (iii) a debt service coverage ratio on such loan of (A) with respect to each Ensign Asset which is added to the Borrowing Base on the Closing Date, 1.30 to 1.00; (B) with respect to each Ensign Asset which is added to the Borrowing Base after the Closing Date and has a Rent Coverage Ratio of not less than 1.75 to 1.00 at the time such asset is initially added as a Borrowing Base Asset, 1.30 to 1.00; and (C) with respect to each other Real Property Asset, 1.40 to 1.00. For purposes of this definition, the income used for the debt service coverage calculation shall be (x) for any Qualifying Multi-Tenant Building or Qualifying Subsidiary Operated Facility, the Designation Date Property NOI and (y) for any other Borrowing Base Asset, the Net Revenues for such Borrowing Base Asset, in each case under this clause (y) for the most recently completed four (4) Fiscal Quarter period for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b) (or for any four (4) Fiscal Quarter period containing a Fiscal Quarter ending prior to September 30, 2104, the amount for each such Fiscal Quarter determined in accordance with the definition of Net Revenues or Property NOI, as applicable).

“Mortgage Policy” shall have the meaning assigned to such term in the definition of “Borrowing Base Asset Deliverables” contained in this Section 1.1.

“Mortgaged Property” shall mean, collectively, the Real Estate in which the Administrative Agent has been granted Liens pursuant to Mortgages.

“Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent.

“Multi-Tenant Building” shall mean, as of any date, a Real Property Asset which is an individual medical office building, life sciences building or other office building.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the REIT Guarantor, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the REIT Guarantor, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Negative Pledge” shall mean any agreement (other than this Agreement or any other Loan Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement; and provided further, however, that any provision under the Senior Notes Indenture and/or any other document relating to the Senior Notes that would otherwise be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Net Revenues” shall mean, with respect to any Real Property Asset for the most recently completed four (4) Fiscal Quarter period for which financial statements are, or are required to have been, delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), (i) the sum of (a) rental payments received in cash during such period by the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset and in full force and effect on the date of such calculation and (b) interest from loans made by such Borrower or Consolidated Party, as the case may be, minus (ii) operating expenses of such Borrower or Consolidated Party, as the case may be, allocated to such Real Property Asset on a standalone basis (which shall not include, for the avoidance of doubt, any allocated costs of corporate and administrative overhead of the REIT Guarantor and its Subsidiaries); provided that, to the extent such expenses are required to be paid by the Tenant under the applicable Facility Lease such expenses will not be subtracted. Notwithstanding the foregoing, as of the Closing Date, the aggregate Net Revenues for all Real Property Assets (other than the Multi-Tenant Buildings and the Subsidiary Operated Facilities) for each category of facilities set forth in the definition of Capitalization Rate, in each case, for any Fiscal Quarter ending prior to the Closing Date shall be the amount set forth in Schedule 1.1A with respect to such Real Property Assets for such Fiscal Quarter and, for the Fiscal Quarter ending on June 30, 2014, shall be the sum of the Net Revenues set forth in Schedule 1.1A for April 2014 and May 2014 and the actual Net Revenues for the fiscal month ending on June 30, 2014.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the REIT Guarantor or any of its Subsidiaries or any of their respective securities.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the REIT Guarantor or one or more of its Subsidiaries primarily for the benefit of employees of the REIT Guarantor or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean (i) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or any Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (ii) all Hedging Obligations (other than any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions) owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing. Notwithstanding the foregoing, “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person other than, in the case of this clause (iii), any operating lease, including, for the avoidance of doubt, any other lease that is treated as an operating lease pursuant to the definition of Capital Lease Obligations or Section 1.3.

“Omnibus Lease Termination Agreement” shall mean that certain Omnibus Lease Termination Agreement, entered into as of May 30, 2014, by and among those parties identified on Schedule A attached thereto as “Lessor” and those parties identified on Schedule A attached thereto as “Lessee”.

“Opportunities Agreement” shall mean the Opportunities Agreement dated as of the Closing Date by and between Ensign and REIT Guarantor.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Refinancing Commitments” shall mean the Other Refinancing Revolving Commitments and the Other Refinancing Term Loan Commitments.

“Other Refinancing Loans” shall mean the Other Refinancing Revolving Loans and the Other Refinancing Term Loans.

“Other Refinancing Revolving Commitments” shall mean one or more classes of revolving commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Refinancing Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

“Other Refinancing Term Loan Commitments” shall mean one or more classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Refinancing Term Loans” shall mean one or more classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Ownership Share” shall mean, with respect to any Unconsolidated Affiliate of the REIT Guarantor, the relative direct and indirect economic interest of the REIT Guarantor (or, if greater, the Borrower), calculated as a percentage, in such Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment in Full” and “Paid in Full” shall mean the termination of all Revolving Commitments and all other commitments of the Lenders to lend funds or extend financial accommodations to the Borrower under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (i) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (ii) Hedging Obligations and Bank Product Obligations to the extent arrangements satisfactory to the Lender-Related Hedge Provider or Bank Product Provider, as applicable, shall have been made and (iii) contingent Obligations with respect to which the deposit of Cash Collateral (in the case of LC Exposure, which shall not exceed 103% of the face amount of the relevant Letters of Credit and in the case of other Obligations, which shall not exceed 100% of the amount thereof) (or, as an alternative to Cash Collateral in the case of any LC Exposure, receipt by the Administrative Agent of a back-up letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is, or may be, owed such Obligations has been provided).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on common stock of the REIT Guarantor or the Borrower purchased by the REIT Guarantor or the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the REIT Guarantor or the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the REIT Guarantor or the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Encumbrances” shall mean:

(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet delinquent (other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(ii) Liens evidencing the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals, in each case, imposed by law and incurred in the ordinary course of business or which are not more than sixty (60) days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or a bond or other assurance has been posted as required by applicable Requirements of Law; provided that, (a) if the discharge or satisfaction thereof is the responsibility of a Tenant, such Liens shall be permitted so long as they are discharged, bonded, stayed or contested in good faith and by appropriate proceeding by the later of (x) the date that such Liens are sixty (60) days past due or (y) the date ten (10) Business Days after a Responsible Officer of a Loan Party has notice thereof; and (b) with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance reasonably satisfactory to the Administrative Agent;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;

(iv) zoning restrictions, easements, licenses, rights-of-way, covenants, encroachments, reservations and other rights, restrictions or encumbrances on the use of and minor title deficiencies on or with respect to any Real Property Assets, in each case which do not materially impair the use thereof for the business of such Person or, with respect to any Borrowing Base Asset, materially detract from the value of such property;

(v) Liens listed as exceptions to the Mortgage Policies (or updates thereto (which updates shall be reasonably acceptable to Administrative Agent)) delivered in connection with this Agreement;

(vi) Liens pursuant to the Loan Documents;

(vii) Liens arising pursuant to Facility Leases; and

(viii) Liens arising pursuant to leases or subleases of any real property (and, in the case of a Borrowing Base Asset permitted pursuant to the applicable Facility Leases (if any) with respect to such Borrowing Base Asset);

provided that, except pursuant to clause (vi) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper, maturing not more than one year after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the REIT Guarantor) organized and in existence under the laws of the United States of America or any state or jurisdiction thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(iii) time deposit accounts, time deposits, certificates of deposit, bankers’ acceptances and Eurodollar time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state or jurisdiction thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clauses (i) and (ii) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(vi) mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (i) through (v) above (in each case, determined at the time of acquisition thereof).

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness or any Permitted Refinancing Indebtedness thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and capitalized interest or reserves relating thereto; (ii) such modification, refinancing, refunding, renewal or extension does not change the obligors with respect to the Indebtedness being modified, refinanced, refunded, renewed or extended; (iii) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended; (iv) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended; (v) the interest rate applicable to any such modifying, refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and (vi) the terms relating to collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such modification, refinancing, refunding, renewal or extension, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the applicable Loan Party or Subsidiary or the Lenders than the terms of any agreement or instrument governing the Indebtedness being modification, refinancing, refunding, renewal or extension.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on common stock of the REIT Guarantor sold by the REIT Guarantor substantially concurrently with any purchase by the REIT Guarantor of a related Permitted Bond Hedge Transaction.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the REIT Guarantor or any ERISA Affiliate or to which the REIT Guarantor or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the REIT Guarantor or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Proceeding” shall mean any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 4.4(a).

“Property Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) an applicable individual Borrowing Base Asset, or group of Borrowing Base Assets, taken as a whole; (ii) the use, operation, value of or ability to sell or refinance (excluding, in the case of the ability to sell or refinance, any event, act, condition or occurrence affecting the industry or region in which the applicable Borrowing Base Asset, or group of Borrowing Base Assets operates, the U.S. economy or the credit, financial, banking or capital markets in general) an applicable individual Borrowing Base Asset, or group of Borrowing Base Assets, taken as a whole; (iii) a Material Adverse Effect.

“Property NOI” shall mean, for any Multi-Tenant Building or Subsidiary Operated Facility for any period, the difference (if positive) between (i) the total rental revenue and other revenues from the operation of such Multi-Tenant Building or Subsidiary Operated Facility, as the case may be, for such period (excluding, for all purposes other than the calculation Consolidated Total Asset Value, such revenues from Tenants which are subject to a then continuing Bankruptcy Event but including for all purposes any insurance proceeds received during such period and constituting business interruption proceeds or paid in respect of lost revenues or rental income with respect to such period), and (ii) all expenses incurred by the applicable Loan Party or Subsidiary in connection with the operation and maintenance of such Multi-Tenant Building or Subsidiary Operated Facility, as the case may be, during such period (including, repairs, real estate and chattel taxes and bad debt expenses and deemed management fee equal to five percent (5%) of the aggregate revenues, but excluding all management fees actually paid) but before payment or provision for corporate overhead expenses, debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP. Notwithstanding the foregoing, as of the Closing Date, the aggregate Property NOI for all Multi-Tenant Buildings and Subsidiary Operated Facilities for each category of facilities set forth in the definition of Capitalization Rate, in each case, for any Fiscal Quarter ending prior to the date of the consummation of the Spin-Off shall be the amount set forth in Schedule 1.1B with respect to such Real Property Asset for such Fiscal Quarter and, for the Fiscal Quarter ending on June 30, 2014, shall be the sum of the Property NOI set forth in Schedule 1.1B for the months of April 2014 and May 2014 and that actual Property NOI for the fiscal month ending on June 30, 2014.

“Projected Income Statement” shall have the meaning set forth in Section 4.4(a).

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Multi-Tenant Building” shall mean, as of any date, a Multi-Tenant Building with respect to which the Property NOI for the twelve months most recently ended shall not be less than the 80.0% of the Designation Date Property NOI.

“Qualifying Subsidiary Operated Facility” shall mean, as of any date, a Subsidiary Operated Facility with respect to which the Property NOI for the twelve months most recently ended shall not be less than the 80.0% of the Designation Date Property NOI.

“RBS Note Due 2018” shall mean that certain Note, dated as of December 31, 2010, executed by certain Subsidiaries of Ensign for the benefit of RBS Asset Finance, Inc.

“RBS Note Due 2019” shall mean that certain Note, dated as of February 17, 2012, executed by certain Subsidiaries of Ensign for the benefit of RBS Asset Finance, Inc.

“Real Estate” shall mean all real property owned or leased by REIT Guarantor and its Subsidiaries.

“Real Estate Documents” shall mean, collectively, all Mortgages and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Real Property Asset” shall mean, a parcel of real or leasehold property located in the United States, together with all improvements (if any) thereon (including all tangible personal property owned by the person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person. “Real Property Assets” shall mean, collectively, to all such Real Property Assets.

“Recipient” shall mean, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank.

“Recourse Debt” shall mean any Secured Debt, in respect of which recourse for payment (exclusive of any “non-recourse debt” whereby the payee’s remedies are limited to specific, identified assets of the payor which secure such debt, and where the payor has no personal liability beyond the loss of such specified asset other than liability for fraud, material misrepresentation, misapplication of funds, environmental indemnities, voluntary bankruptcy, special purpose entity covenants or covenants to maintain insurance and other typical exceptions to non-recourse liability) is to any Loan Party.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (i) the Borrower, (ii) the Administrative Agent, (iii) each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (iv) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Lender” shall mean, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.28; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 10.4(b) for an assignment of Loans or Commitments to such Refinancing Lender.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“REIT” shall mean a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Guarantor” shall have the meaning set forth in the introductory paragraph hereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the Loan Documents, the Spin-Off Documents, all other agreements or instruments executed in connection with the Related Transactions and the documents evidencing and related to the GE Mortgage Indebtedness.

“Related Transactions” shall mean, collectively, the consummation of the Spin-Off Transaction, the execution and delivery of all Related Transaction Documents, the payment of the E&P Purge, the issuance of the Senior Notes, the entering into of the GE Mortgage Indebtedness and the payment of all fees, costs and expenses associated with all of the foregoing.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Rent Coverage Ratio” shall mean, as of any date of determination, with respect to any Borrowing Base Asset (other than any Qualifying Multi-Tenant Building or any Qualifying Subsidiary Operated Facility), the ratio of (i) the sum of Tenant EBITDAR of each Eligible Tenant under each Borrowing Base Lease with respect to such Borrowing Base Asset for the most recently completed four (4) fiscal quarter period, as determined from the financial statements of such Tenant delivered, or required to be delivered to the Administrative Agent, pursuant to Section 5.1(g) to (ii) the sum of the annual rent payable by each such Eligible Tenant under each such Borrowing Base Lease, for the same period, as such rent is set forth in the most recent rent schedule delivered to the Administrative Agent pursuant to Section 5.1(c); provided that prior to the receipt of financial results for four (4) complete fiscal quarters of such Tenant, Tenant EBITDAR and rent shall be as agreed to by the Borrower and the Administrative Agent as a part of the Borrowing Base Deliverables.

“Required Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than fifty percent (50%) of the aggregate outstanding Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean (i) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer, the treasurer or controller of the REIT Guarantor or the Borrower and (ii) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the applicable Loan Party or such other representative of the applicable Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated in right of payment to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23 or Section 2.28, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the Incremental Commitment Joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. Unless the context shall otherwise require, the term “Revolving Commitment” shall include any Extended Revolving Commitment.

“Revolving Commitment Termination Date” shall mean the earliest of (i)(a) with respect to the Revolving Commitments (including any Incremental Revolving Commitments) of the Revolving Lenders (other than any portion constituting Extended Revolving Commitments or Other Refinancing Revolving Commitments), May 30, 2018, as such date may be extended pursuant to Section 2.5, (b) with respect to any Extended Revolving Commitments, the maturity date specified therefor in the applicable Extended Facility Agreement and (c) with respect to any Other Refinancing Revolving Commitments, the maturity date specified therefor in the applicable Refinancing Amendment, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Lender” shall mean any Lender holding Revolving Loans or Revolving Commitments.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/ default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Debt” shall mean, as of any date of determination, Indebtedness of the Consolidated Parties determined on a consolidated basis in accordance with GAAP that is secured by a Lien.

“Secured Loan Party” shall mean the REIT Guarantor, the Borrower and each other Loan Party that owns either a Borrowing Base Asset or any direct or indirect Capital Stock in any other Loan Party.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Banks, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Secured Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Senior Notes” shall mean, collectively, those certain senior unsecured notes issued by the Borrower pursuant to the Senior Notes Indenture and any additional senior note issuance pursuant to the Senior Note Indenture or similar indenture, in each case, as amended, modified, restated or supplemented from time to time.

“Senior Notes Indenture” shall mean that certain Indenture, dated as of May 30, 2014, among the Borrower, CareTrust Capital Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, and any other similar indenture, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement, dated on or about May 30, 2014, between Ensign and REIT Guarantor.

“SNDA” shall mean, with respect to any Borrowing Base Lease (or, in the case of any Multi-Tenant Building, Facility Lease), a subordination, non-disturbance and attornment agreement by and among the Administrative Agent, on behalf of the Lenders, the landlord(s), and the Tenants who are a party to such Borrowing Base Lease and who execute such agreement (or in the case of any Multi-Tenant Building, Facility Lease), in form and substance reasonably acceptable to the Administrative Agent.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Representations” shall mean the representations and warranties set forth in Sections 4.1(a) and (b), 4.2, 4.3(a), 4.3(b), 4.7, 4.9, 4.15, 4.17(a), 4.21, and 4.22.

“Specified Target Representations” shall have the meaning set forth in Section 2.23(a)(iii).

“Spin-Off Dividend” shall mean the spin-off of the REIT Guarantor and its Subsidiaries to Ensign’s shareholders.

“Spin-Off Documents” shall mean the Separation and Distribution Agreement, the Ensign Guaranty, the Ensign Master Leases, the Opportunities Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement.

“Spin-Off Transaction” shall mean (i) the transfer by Ensign of (a) the Ensign Assets and (b) the Transferred IL Facilities to the REIT Guarantor, (ii) the Spin-Off Dividend and (iii) the series of corporate restructurings and other transactions entered into in connection with the foregoing, in each case not later than the third Business Day following the Closing Date.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the REIT Guarantor.

“Subsidiary Loan Party” shall mean (i) each of the Subsidiaries set forth on Schedule 4.14, and (ii) any Subsidiary which is required to become a Subsidiary Loan Party pursuant to Section 5.12 that executes or becomes a party to this Agreement, unless and until any such Subsidiary is released pursuant to Section 9.11(c).

“Subsidiary Operated Facility” shall mean, as of any date, a Real Property Asset which is operated by a Subsidiary of the REIT Guarantor as of such date.

“Suspended Borrowing Base Asset” shall mean, as of any date, any Real Property Assets which as of such date is, pursuant to one of more requirements in the definition of Borrowing Base Asset, designated as a Suspended Borrowing Base Asset.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank in its capacity as such, together with any successor in such capacity.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the Closing Date, by and between Ensign and REIT Guarantor.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person who is a lessee (or if a Loan Party holds a leasehold interest, a sublessee) with respect to any lease held by a Loan Party as lessor (or sublessor, as applicable) or as an assignee of the lessor (or sublessor, as applicable) thereunder.

“Tenant EBITDAR” shall mean, without duplication, for a Tenant under a Borrowing Base Lease for the most recently completed four (4) fiscal quarter period, as determined from the financial statements of such Tenant delivered, or required to be delivered to the Administrative Agent, pursuant to Section 5.1(g), the sum of (i) net income of such Tenant, in each case, excluding any non-recurring or extraordinary gains and losses, plus (ii) an amount which, in the determination of net income for such fiscal quarter pursuant to clause (i) above, has been deducted for or in connection with (a) interest expense (plus, amortization of deferred financing costs, to the extent included in the determination of interest expense under GAAP), (b) income taxes, (c) depreciation and amortization, (d) rent expense paid to the Loan Parties (as reasonably determined based on allocated rent expense in the case of a Master Lease), and (e) allocated corporate overhead management fees, minus (iii) an amount equal to five percent (5%) of the net revenue of such Tenant with respect to each Borrowing Base Asset, all determined in accordance with GAAP; provided that, prior to the receipt of financial results for four (4) complete fiscal quarters of such Tenant, Tenant EBITDAR shall be as agreed to by the Borrower and the Administrative Agent as a part of the Borrowing Base Deliverables.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.23, Section 2.27 and Section 2.28.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Incremental Term Loan Commitment, Extended Term Loan Commitment or Other Refinancing Term Loan Commitment.

“Trademark” shall have the meaning assigned to such term in the Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transferred IL Facilities” shall mean the following Healthcare Facilities: (i) Lakeland Hills Independent Living, located in Dallas, TX, (ii) The Cottages at Golden Acres, located in Dallas, TX and The Apartments at St. Joseph Villa, located in Salt Lake City, UT.

“Transition Services Agreement” shall mean the Transition Services Agreement dated as of the Closing Date, by and between Ensign and the REIT Guarantor.

“Treasury Rate” shall mean, as of any date of determination, (i) the yield reported, as of 10:00 a.m. (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX-1” of the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a ten (10) year maturity as of such date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“Unconsolidated Affiliates” shall mean an affiliate of the REIT Guarantor whose financial statements are not required to be consolidated with the financial statements of the REIT Guarantor in accordance with GAAP.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” shall mean, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Requirement of Law) is beneficially owned, directly or indirectly, by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

Section 1.2. Classifications of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied, except as otherwise indicated therein, on a basis consistent with the most recent audited consolidated financial statement of the REIT Guarantor delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein; and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases (or which, had they been entered into prior to the Closing Date, would have been treated as an operating lease on the Closing Date) to be treated as capitalized leases shall be disregarded and such leases shall (unless otherwise elected by the Borrower with respect to any lease with annual lease payments no greater than $2,500,000 individually or in the aggregate for all such leases, which shall be treated as either an operating lease or a capital lease, at the sole discretion of the Borrower) continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

Section 1.4. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia, unless otherwise indicated.

(b) Notwithstanding anything to the contrary herein, for purposes of this Agreement and any other Loan Document, the Borrower and all Wholly Owned Subsidiaries of the Borrower shall be deemed to be Wholly Owned Subsidiaries of the REIT Guarantor and, for the avoidance of doubt, all calculations and other determinations herein and in any other Loan Document shall be made as if there are no minority interest holders in the Borrower. For all periods prior to the consummation of the Spin-Off Transactions, so long as the Omnibus Lease Termination Agreement in effect on the Closing Date remains in full force and effect or the intercompany leases described therein shall have terminated in accordance with the terms of the Omnibus Lease Termination Agreement (x) the existing Leases described on Schedule A to the Omnibus Lease Termination Agreement shall be permitted under this

Agreement and (y) for all purposes under this Agreement, the Spin-Off Transaction and the effectiveness of the Omnibus Lease Termination Agreement and each of the Ensign Master Leases entered into as of the Closing Date shall be deemed to have occurred on the Closing Date.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) any Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.

Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment; or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the lesser of (i) the Aggregate Revolving Commitment Amount and (ii) the Borrowing Base Amount minus the outstanding principal amount of the Term Loans. During the Availability Period, subject to the terms and conditions set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.

Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $5,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4. Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between (A) the lesser of (I) the Aggregate Revolving Commitment Amount and (II) the Borrowing Base Amount minus the outstanding principal amount of the Term Loans and (B) the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other

Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

(f) If a Revolving Credit Termination Date (the “Earlier Swingline Maturity Date”) shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date, then, on the Earlier Swingline Maturity Date, all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Earlier Swingline Maturity Date); provided, however, that if on the occurrence of the Earlier Swingline Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.22(a)), there shall exist sufficient unutilized Extended Revolving Commitments which will remain in effect after the occurrence of the Earlier Swingline Maturity Date so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments, then (i) there shall be an automatic adjustment on the Earlier Swingline Maturity Date of the risk participations of the Revolving Lenders under such Extended Revolving Commitments pro rata according to such Revolving Lender’s Pro Rata Share of the existing Extended Revolving Commitments and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to such Extended Revolving Commitments and (ii) such Swingline Loans shall not be required to be repaid in full on the Earlier Swingline Maturity Date.

Section 2.5. Extension Option.

(a) The Borrower shall have the option (such option, the “Extension Option”) of extending the Revolving Commitment Termination Date by one year, subject to satisfaction of the following conditions:

(i) the Administrative Agent shall have received written notice of the extension request at least thirty (30) days, but not more than one hundred-twenty (120) days, prior to the Revolving Commitment Termination Date;

(ii) the payment to the Administrative Agent for the ratable benefit of the Lenders of an extension fee of 0.20% of the aggregate principal amount of the Revolving Commitments so extended at the time of such extension;

(iii) all of the representations and warranties in the Loan Documentation shall be true and true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the effectiveness of such extension (or, if such representation or warranty relates to an earlier date, as of such earlier date);

(iv) no Default or Event of Default shall have occurred and be continuing, or would immediately result from, such extension of the Revolving Commitment Termination Date;

(v) if the most recent Appraisal with respect to any Borrowing Base Asset is dated more than one year prior to the Revolving Commitment Termination Date, then an updated Appraisals shall be required with respect to each such Borrowing Base Asset, such updated Appraisal to be in form and substance satisfactory to the Administrative Agent; provided that Desktop Appraisals shall be sufficient unless otherwise required by FIRREA;

(vi) each of the REIT Guarantor and any other Loan Parties shall have ratified their obligations under the Loan Documents to which they are parties;

(vii) the outstanding principal amount of the GE Mortgage Indebtedness that has a maturity date prior to the 5th anniversary of the Closing Date is less than $50,000,000;

(viii) the Borrower shall have paid all of Administrative Agent’s actual, reasonable expenses incurred in respect of the extension, including reasonable attorneys’ fees to the extent such fees and expense are required to be paid pursuant to the Loan Documents; and

(ix) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that each of the conditions set forth in clauses (i) through (iv) and clauses (vi) and (viii) has been satisfied and that the Borrower is in compliance with all the financial covenants set forth in Article VI both immediately before and immediately after giving effect to such extension (for the most recently ended four (4) Fiscal Quarters for which financial statements have been or were required to be delivered under Section 5.1(a) or (b).

(b) On the date of the satisfaction of the conditions set forth in Section 2.5(a) (so long as such date is prior to the Revolving Loan Commitment Termination Date), the Revolving Loan Commitment Termination Date shall be extended to May 30, 2019.

Section 2.6. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/ Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/ Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/ Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/ Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/ Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis; provided that the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9. Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The Borrower unconditionally promises to repay any Incremental Term Loan on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Incremental Term Loan and in the amounts set forth in the applicable Incremental Commitment Joinder. The Borrower promises to repay any Other Refinancing Term Loans on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Other Refinancing Term Loan and in the amounts set forth in the applicable Refinancing Amendment.

Section 2.10. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 1:00 p.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable (provided that (x) any such notice in connection with the repayment of all Loans may be conditioned on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis and (y) the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (unless revoked as provided above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.12. Mandatory Prepayments. If at any time, the Revolving Credit Exposure of all Lenders exceeds the lesser of (a) the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, and (b) the Borrowing Base Amount (calculated, for purposes of this Section 2.12, as if any Suspended Borrowing Base Assets constituted a Borrowing Base Asset that was not a Suspended Borrowing Base Asset) minus the outstanding principal amount of the Term Loans, then the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof, with the application to Revolving Loans and/or Term Loans to be as directed by the Borrower. If such excess amount is greater than the outstanding principal amount of the Loans, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13. Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding subsections (a) and (b) of this Section, automatically upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to all overdue principal and interest and all other Obligations not paid when due at the rate per annum equal to 200 basis points above the otherwise applicable interest rate with respect thereto (i.e., for Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans). Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of an Event of Default under Sections 8.1(g), (h) or (i) with respect to the REIT Guarantor or the Borrower, the Borrower shall pay Default Interest in accordance with the preceding sentence with respect to all Obligations whether or not overdue.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at an amount equal to 0.35% per annum (or 0.50% per annum to the extent that as of the beginning of any day, the Revolving Credit Exposure is equal to or less than 50% of the Aggregate Revolving Commitment Amount) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the daily amount of the unused Revolving Commitment, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Bank for its own account a facing fee, which shall accrue at the rate separately agreed to by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Borrower, in accordance with Section 2.13(c), is obligated to pay Default Interest with respect to all Obligations whether or not overdue, the fee payable pursuant to this subsection (c) shall increase by two percent (2.00%) per annum.

(d) The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e) Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2014, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank (unless such LC Exposure has been fully Cash Collateralized). The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection.

Section 2.15. Computation of Interest and Fees. Interest hereunder based on the prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16. Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Conversion/ Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR) or any Issuing Bank;

(ii) impose on any Lender, any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or assets (or on the capital or assets of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or such Issuing Bank setting forth (i) the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section and (ii) a reasonably detailed explanation of the applicable Change in Law, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at Adjusted LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (ii) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient shall be conclusive, absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms.

(i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or

(D) if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.

(iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans then due that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon (if applicable) than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans (if applicable), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans (if applicable) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the

Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22. Letters of Credit.

(a) During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (which may be an automatically renewing or extending Letter of Credit), one (1) year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date (unless, at the time of issuance, the Borrower agrees to Cash Collateralize the applicable LC Exposure on or prior to the fifth (5th) Business Day prior to the latest Revolving Commitment Termination Date); provided that any Letter of Credit may be automatically extended (so long as the applicable Issuing Bank shall have the right to prevent such extension at least once in each year) for periods of up to one (1) year (but not beyond the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date unless, at the time of such issuance, the Borrower agrees to Cash Collateralize the applicable LC Exposure by the fifth (5th) Business Day prior to the latest Revolving Commitment Termination Date); (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the lesser of (I) the Aggregate Revolving Commitment Amount and (II) the Borrowing Base Amount minus the outstanding principal amount of the Term Loans. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. If the Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier LC Maturity Date”), then (i) on such Earlier LC Maturity Date, if one or more other tranches of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to this Section) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice prior to 1:00 p.m. at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 3.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Section 3.2 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.

(d) Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately following the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on such date in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the REIT Guarantor or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the applicable Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank and then outstanding. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi) the existence of a Default or an Event of Default.

Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23. Increase of Commitments; Additional Lenders.

(a) From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to (i) increase the aggregate principal amount of the Revolving Commitments and/or (ii) establish one or more new tranches of Incremental Term Loan Commitments hereunder (each such increase or additional tranche, an “Incremental Commitment”) so long as the following conditions are satisfied:

(i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $75,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii) at the time of and immediately after giving effect to any such Incremental Commitment, (x) no Event of Default shall exist; provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition not prohibited by this Agreement, the Lenders providing such Incremental Commitment and the Administrative Agent may agree that such condition shall be limited to an absence of an Event of Default under Section 8.1(a), (b), (g), (h) or (i), and (y) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the establishment of such Incremental Commitment (or, if such representation or warranty relates to an earlier date, as of such earlier date); provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment may agree that the only representations and warranties the accuracy of which shall be a condition to such Incremental Commitment (and the Incremental Term Loans or Revolving Loans provided thereunder) shall be (I) the Specified Representations and (II) the representations and warranties made by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such Acquisition or other Investment as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties) (such representations and warranties, the “Specified Target Representations”);

(iv) (x) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans” and, the commitments with respect thereto, the “Incremental Term Loan Commitments”) shall have a maturity date no earlier than the Revolving Commitment Termination Date in effect at the time such Incremental Term Loans are incurred and shall have a Weighted Average Life to Maturity no shorter than that of any previously established Incremental Term Loans (without giving effect to previous reductions in and previously made amortization payments on such previously established Incremental Term Loans), and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have identical terms (including pricing and termination date; provided that upfront fees for any Incremental Revolving Commitments will be permitted and shall be determined by the Borrower and the Lenders providing such Incremental Revolving Commitments) to the Revolving Commitments and be treated as the same Class as the Revolving Commitments and the Borrower shall, after the establishment of any Incremental Revolving Commitments pursuant to this Section, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such increase (provided that such repayment and incurrence may, with the Administrative Agent’s consent, be effectuated through assignments among Lenders with Revolving Commitments, which shall not require an Assignment and Acceptance and may be effectuated by the Administrative Agent through changes in the Register and fundings from such Lenders providing Incremental Commitments); provided, further, that Interest Periods applicable to Incremental Term Loans or Revolving Loans advanced pursuant to Incremental Revolving Commitments may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the then remaining Interest Period(s) applicable to existing Term Loans of the relevant Class or existing Revolving Loans of the applicable Class (and allocated to such Interest Period(s) on a proportional basis);

(v) the Borrower and its Subsidiaries shall be in compliance with each of the Financial Covenants, calculated (x) in the case of Incremental Term Loan Commitments, on the date the Incremental Term Loans provided thereunder are funded or (x) in the case of Incremental Revolving Commitments, on the date such Incremental Revolving Commitments become effective, in each case, as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of such date, as applicable (including giving effect to any Acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) and on or prior to such date which is funded with such Incremental Term Loans or Incremental Revolving Commitments); and

(vi) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis.

(b) The Borrower shall provide at least ten (10) Business Days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or provide Incremental Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or the principal amount of the Incremental Term Loan Commitment such Lender is willing to provide, as applicable. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide an Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or provide an Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or the establishment of a tranche of Incremental Term Loan Commitments, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide an Incremental Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or its Incremental Term Loans, as applicable, as a result thereof without such Lender’s consent. The Borrower may accept some or all of the offered amounts from existing Lenders or designate new lenders that are acceptable to the Administrative Agent (any such consent (x) to be required only to the extent required under Section 10.4(b) for an assignment of Loans or Commitments of such Type to such new lender and (y) not to be unreasonably withheld) and the Borrower as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower shall have discretion to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the then-existing Lenders and the Additional Lenders (as it may elect). The sum of the increase in the principal amount of the Revolving Commitments and the aggregate principal amount of the Incremental Term Loan Commitments of the Increasing Lenders plus the principal amount of the Revolving Commitments and the aggregate principal amount of the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i) an originally executed copy of an instrument of joinder (each, an “Incremental Commitment Joinder”), in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Revolving Commitments and/or Incremental Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and

(v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.

(d) If any Incremental Term Loan Commitments are to be established pursuant to this Section, other than as set forth herein, all terms with respect thereto shall be as set forth in the applicable Incremental Commitment Joinder, the execution and delivery of which agreement shall be a condition to the effectiveness of the establishment of the Incremental Term Loan Commitments. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase in Revolving Commitments and/or establishment of a new Incremental Term Loan Commitment pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence or the foregoing clause (a)(iv)(y) of this Section, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

(e) This Section 2.23 shall supersede any provisions in Section 2.21 or 10.2 to the contrary.

Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under

Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 or any Lender has failed to approve an amendment or waiver that requires the consent of all Lenders or all Lenders of a particular Class or all affected Lenders (and such amendment or waiver has been approved by Requisite Lenders or Lenders with a majority of the Commitments or Loans of a particular Class or a majority of affected Lenders), or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If a Lender fails to execute an Assignment and Assumption Acceptance giving effect to the assignment contemplated under this Section 2.25, such Assignment and Acceptance may be executed by the Borrower, the Administrative Agent and any Replacement Lender and become effective without the consent of such replaced Lender.

Section 2.26. Defaulting Lenders.

(a) Cash Collateral

(i) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of such Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in respect of Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender that has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.27. Request for Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Incremental Term Loans with a like Maturity Date (as specified in the applicable Incremental Commitment Joinder therefor) or all Lenders with Revolving Commitments of the same Class, in each case on a pro rata basis (based on the outstanding amount of the respective Loans or the aggregate amount of the Commitments, as the case may be, with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, increase the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Lender’s Incremental Term Loans for any Incremental Term Loans (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied:

(i) (A) no Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extended Facility Closing Date and (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Extended Facility Closing Date (or, if such representation or warranty relates to an earlier date, as of such earlier date);

(ii) except as to interest rates, fees and final maturity, the Revolving Commitment of any Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related Revolving Loan outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related Revolving Loan outstandings); provided that (x) subject to the provisions of Sections 2.22(a) and 2.4(f) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Revolving Commitment Amount (and except as provided in Sections 2.22(a) and 2.4(f), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all Borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five (5) different Maturity Dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer except to the extent that such terms are less favorable to the Extending Term Loan Lenders than to the Lenders of the non-extended Term Loans or apply solely to periods after the Maturity Date of the non-extended Term Loans;

(iv) the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, hereunder or under any existing Extended Facility Agreement and the amortization schedule applicable to such Extended Term Loans for periods prior to the maturity date of the Term Loans extended thereby may not be increased from any then existing amortization schedule applicable to Term Loans;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement;

(vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable Incremental Term Loans or Revolving Loans, as the case may be, of the applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing;

(ix) any Extended Facility requested by the Borrower shall be in a minimum amount of $20,000,000; and

(x) the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the case may be, and the conditions precedent set forth therein shall have been satisfied or waived in accordance with its terms.

Subject to compliance with the terms of this Section 2.27, the Administrative Agent, each Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.21, 10.2, or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement or to this Agreement and the other Loan Documents to give effect to the Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.27.

Section 2.28. Refinancing Amendment. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement (which for purposes of this Section 2.28 will be deemed to include any then outstanding Other Refinancing Loans, Other Refinancing Commitments, Incremental Term Loans, Incremental Term Loan Commitments, Extended Loans or Extended Commitments), in the form of Other Refinancing Loans or Other Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder and (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof. Any Other Refinancing Loans or Other Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 3.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (a) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 3.1 and (b) customary legal opinions reasonably acceptable to the Administrative Agent. Each issuance of

Credit Agreement Refinancing Indebtedness incurred under this Section 2.28 shall be in an aggregate principal amount that is not less than $25,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. This Section 2.28 shall supersede any provisions in Sections 2.21 or 10.2 to the contrary.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT; ADDITIONS OF BORROWING BASE ASSETS

Section 3.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2 or otherwise permitted to be satisfied after the Closing Date pursuant to Section 5.25):

(a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, one local counsel in each applicable jurisdiction and any special regulatory counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arrangers.

(b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (A) such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents, certified as of a recent date by the Secretary of State of the jurisdiction of organization of such Loan Party; (B) such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable; (C) the resolutions of such Loan Party’s board of directors, managers, members, general partner or other equivalent governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) certificates of good standing or existence, as applicable, from the Secretary of State of the jurisdiction of incorporation or organization of such Loan Party and each other jurisdiction where such Loan Party which owns a Borrowing Base Asset is required to be qualified to do business as a foreign company, in each case as of a recent date, and (E) a certificate of incumbency containing the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party;

(iii) favorable written opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties; (B) Albright, Stoddard, Warnick & Albright, Nevada counsel to the Loan Parties, and (C) special local counsel for the Loan Parties for any state in which a Borrowing Base Asset is located or in which a Loan Party is organized, each addressed to the Administrative Agent, each of the Issuing Banks and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(iv) a certificate in the form of Exhibit 3.1(b)(iv), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the Related Transactions, (A) no Default or Event of Default has occurred and is continuing on the Closing Date, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), (C) since March 31, 2014, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) the condition set forth in clauses (b)(vi), (b)(vii), and (c) below has been satisfied;

(v) evidence that Ensign has declared the Spin-Off Dividend, and certified copies of the forms of the Spin-Off Documents (including, the Omnibus Lease Termination Agreement) to be entered into on or about May 30, 2014 (or which shall be effective as of such date), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(vi) all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Indebtedness or Material Agreement of any Loan Party, in each case, as of the Closing Date, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the other Related Transaction Documents or any of the transactions contemplated thereby shall have been obtained and shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(vii) copies of (A) the quarterly financial statements for Ensign and its Subsidiaries on a consolidated basis for the fiscal quarter ended on March 31, 2014, including related statements of income and cash flows; (B) the audited consolidated financial statements for Ensign and its Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, including in each case the related statements of income, shareholders’ equity and cash flows; (C) pro forma consolidated financial statements for the REIT Guarantor and its Subsidiaries for the fiscal year ended December 31, 2013, including in each case the related statements of income, shareholders’ equity and cash flows, in form and substance reasonably satisfactory to the Lead Arrangers; (D) the Projected Income Statement; (E) the Pro Forma Balance Sheet; and (F) financial projections on a quarterly basis for the Fiscal Year ending December 31, 2014 and annually thereafter through December 31, 2017;

(viii) a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of March 31, 2014, calculated on a pro forma basis as if the Spin-Off Transaction and the other Related Transactions had occurred as of the first day of the four (4) Fiscal Quarter period ending on March 31, 2014 (and setting forth in reasonable detail such calculations);

(ix) a certificate, dated the Closing Date and signed by the chief financial officer of the REIT Guarantor and the Borrower confirming that after giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents and the consummation of the Spin-Off Transaction and the other Related Transactions contemplated to occur on or within three (3) Business Days of the Closing Date, each of (A) the REIT Guarantor, (B) the Borrower and (C) the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent;

(x) the Security Agreement, duly executed by the REIT Guarantor, the Borrower and each other Secured Loan Party, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties; (B) copies of favorable UCC, tax and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, Liens set forth on Schedule 7.2 and Liens to be released on the Closing Date; (C) a Perfection Certificate, duly completed and executed by the Borrower and the other Loan Parties; (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, if any; (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Loan Party; (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank with respect to the certificates referred to in clause (E) and the note referred to in clause (G); and (G) a master intercompany promissory note duly executed by the REIT Guarantor and its Subsidiaries;

(xi) evidence that not less than a gross aggregate amount of $260,000,000 of Senior Notes have been, or on the Closing Date will be, issued by the Borrower and CareTrust Capital Corp.;

(xii) evidence that Ensign has entered into that certain Credit Agreement, to be dated as of the Closing Date, by and among Ensign, as the borrower, and SunTrust Bank, as administrative agent, providing for commitments thereunder on the Closing Date of not less than $150,000,000;

(xiii) with respect to the headquarters location of the REIT Guarantor and the Borrower, a copy of the underlying lease, sublease or Spin-Off Document, as applicable, and a Collateral Access Agreement with respect to such property, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that this condition shall be deemed to be satisfied if such Loan Party has requested that the owner of such location enter into such Collateral Access Agreement (whether or not any such Collateral Access Agreement is entered into and/or delivered);

(xiv) copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the Existing Lenders or the administrative agent or other representative under the applicable financing documents, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the personal property of the

Borrower and its Subsidiaries granted pursuant to such financing documents, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the Real Estate of the Borrower and its Subsidiaries granted pursuant to such financing documents, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Lenders issued or incurred pursuant to such financing documents;

(xv) certified copies of all Material Agreements that are in effect on the Closing Date;

(xvi) evidence that the GE Mortgage Indebtedness, in an aggregate principal amount not less than $95,000,000 shall have been funded or will be funded on the Closing Date, and that (A) there are no obligors with respect to such Indebtedness other than the REIT Guarantor, the Borrower and those Subsidiaries identified on Schedule 3.1(b)(xvi); and (B) there is no collateral for such Indebtedness other than the Real Property Assets and related personal property assets identified on Schedule 3.1(b)(xvi);

(xvii) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to the Administrative Agent;

(xviii) each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset listed on Part I of Schedule 4.18; and

(xix) a Borrowing Base Certificate, dated as of the Closing Date and signed by a Responsible Officer of the Borrower or the REIT Guarantor, substantially in the form of Exhibit C; and

(xx) at least three (3) days prior to the Closing Date, all documentation and other information with respect to the Borrower and each other Loan Party that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Patriot Act, to the extent reasonably requested by the Administrative Agent at least ten (10) days before the Closing Date.

(c) Payment by the Loan Parties to the provider of each Mortgage Policy of all fees and expenses necessary for the recordation of mortgage documents with respect to the Borrowing Base Assets as of the Closing Date.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2. Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representations or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate Revolving Credit Exposures of all Lenders shall not exceed the lesser of (i) the Aggregate Revolving Commitment Amount and (ii) the Borrowing Base Amount minus the outstanding principal amount of the Term Loans; and

(d) the Borrower shall have delivered the required Notice of Borrowing; and

(e) no Borrowing or issuance of any Letter of Credit shall be permitted pursuant to this Agreement until the Spin-Off Dividend has occurred.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

Section 3.4. Release of Borrowing Base Assets.

(a) The Loan Parties may obtain releases of any Subsidiary Loan Party and Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto and all Obligations hereunder and under the Collateral Documents through satisfaction of each of the following conditions:

(i) the Borrower shall deliver to the Administrative Agent, not less than five (5) Business Days (or such shorter period as is agreed to by the Administrative Agent in its sole discretion) prior to the date of such requested release a written request for release of the applicable Loan Party or Borrowing Base Asset;

(ii) the Borrower shall deliver, together with such request for release, a Compliance Certificate showing that on the date of such release and after giving effect to such release and any corresponding payment of the Loans, (A) the Loan Parties will be in compliance with the Financial Covenants; and (B) the aggregate Revolving Credit Exposures of all Lenders shall not exceed the lesser of (I) the Aggregate Revolving Commitment Amount and (II) the Borrowing Base Amount minus the outstanding principal amount of the Term Loans;

(iii) a Responsible Officer of the Borrower shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release, any payment of the Loans that will be made on or prior to the date of such release and any addition of any Borrowing Base Asset to occur on or prior to the date of such release; and

(iv) the Administrative Agent shall have received evidence, acceptable to it in its reasonable discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects.

To the extent all such conditions to release are satisfied, (A) the Administrative Agent will release any Lien granted to it or held by it upon such Borrowing Base Assets and any other assets or property held by such Loan Party, as applicable, and, (B) at the Loan Parties’ expense, the Administrative Agent shall promptly deliver, as soon as reasonably practical and, in any event, within ten (10) Business Days of the request by any Loan Party made on or after the date such conditions to release are satisfied, to the applicable Loan Party, such documentation as such Loan Party reasonably requests to evidence the release of the Administrative Agent’s Lien and security interest, if any, in the released Borrowing Base Asset(s) and any other property owned by released Loan Party, if applicable, and/or the release of such Loan Party, as the case may be from the Obligations.

(b) Whenever the Administrative Agent on behalf of the Lenders is required to (or is authorized by the Required Lenders to) provide a release of a Loan Party or Borrowing Base Asset (including a termination of a security interest) under this Agreement, the Administrative Agent shall release such Lien and provide such release promptly and, to the extent the release of such Loan Party or Borrowing Base Asset is being requested in connection with any Disposition permitted under this Agreement, provided the Administrative Agent has received at least ten (10) Business Days prior written notice of the requirements for such release, the Administrative Agent shall deliver such documentation necessary to evidence and effectuate such release substantially concurrently with the closing of such Disposition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants, after giving effect to the Related Transactions, to the Administrative Agent, each Lender and each Issuing Bank as follows:

Section 4.1. Due Organization and Good Standing. The REIT Guarantor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Power and Authority, Due Authorization, Execution, Delivery and Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental and Third Party Consents and Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the REIT Guarantor or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the REIT Guarantor or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the REIT Guarantor or any of its Subsidiaries (other than payments in accordance with the Loan Documents and the Related Transaction Documents) and (d) will not result in the creation or imposition of any Lien on any asset of the REIT Guarantor or any of its Subsidiaries, except Liens (if any) created under the Loan Documents, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.4. Financial Statements; Material Adverse Change.

(a) The unaudited pro forma consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at March 31, 2014 (including the notes thereto) (the “Pro Forma Balance Sheet”), has been prepared as if the Spin-Off Transaction had occurred on March 31, 2014. The Pro Forma Balance Sheet has been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed to be reasonable as of the date of delivery thereof) and based on such assumptions, the Borrower reasonably believes that such Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the REIT Guarantor and its subsidiaries as at March 31, 2014, assuming that the Spin-Off Transaction had occurred on March 31, 2014. The unaudited projected statement of income of the REIT Guarantor and its Subsidiaries for the 12-month period commencing on April 1, 2014 (the “Projected Income Statement”), has been prepared as if the Spin-Off Transaction occurred on April 1, 2014, and the conversion of the REIT Guarantor into a REIT occurred on April 1, 2014. The Projected Income Statement has been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof (it being understood that the Projected Income Statement is subject to assumptions and contingencies, many of which are not within the control of the REIT Guarantor or the Borrower, no assurances can be given that the results projected in the Projected Income Statement will be achieved, and any differences between such projected and actual results may be material).

(b) The financial statements delivered pursuant to Section 5.1(a) and (b) fairly present the consolidated financial condition of the REIT Guarantor and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied (except as noted therein), subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to Section 5.1(b).

(c) Since March 31, 2014, there have been no changes with respect to the REIT Guarantor and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the REIT Guarantor or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which could reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document or any other Related Transaction Document.

(b) Except as could not reasonably be expected to have a Material Adverse Effect:

(i) To the knowledge of the Responsible Officers of the Loan Parties, each of the Borrowing Base Assets and all operations with respect to each of the Borrowing Base Assets and the Real Property Assets owned by the Loan Parties are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Loan Parties or the businesses of the Loan Parties that are likely to give rise to any liability to any Loan Party under any applicable Environmental Laws.

(ii) To the knowledge of the Responsible Officers of the Loan Parties, none of the Borrowing Base Assets or other Real Property Assets owned by the Loan Parties contains, or has previously contained, any Hazardous Materials at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability of any Loan Party under, applicable Environmental Laws.

(iii) To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Loan Parties or the businesses of the Loan Parties, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(iv) To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party has generated, treated, stored or disposed of Hazardous Materials at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Loan Parties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Loan Parties, Hazardous Materials have not been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Loan Parties, in each case by or on behalf of any Loan Party, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(v) To the knowledge of the Responsible Officers of the Loan Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Loan Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, the Borrowing Base Assets, the other Real Property Assets owned by the Loan Parties or the businesses of the Loan Parties.

Section 4.6. Compliance with Laws and Material Agreements.

(a) The REIT Guarantor and each of its Subsidiaries is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Responsible Officers of the Loan Parties, each of the Borrowing Base Assets, and the uses of the Borrowing Base Assets, are in compliance in all material respects with all Requirements of Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets (including, without limitation, building and zoning laws and Health Care Laws), except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Loan Party is in default after all applicable notice and cure periods under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.7. Investment Company Act. Neither the REIT Guarantor nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes. The REIT Guarantor and its Subsidiaries and each other Person for whose taxes the REIT Guarantor or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the REIT Guarantor or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the REIT Guarantor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability in excess of $15,000,000 with respect to any Plan. None of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made, or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, the REIT Guarantor, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the REIT Guarantor or any of its Subsidiaries has established, contributes to or maintains any Non-U.S. Plan.

Section 4.11. Ownership of Property.

(a) Each of the REIT Guarantor and its Subsidiaries has good title to, or valid leasehold interests in or other right to occupy, all of its real and personal property material to the operation of its business (including, in any case, each of the Borrowing Base Assets), in each case free and clear of Liens prohibited by this Agreement. The real and personal property of the REIT Guarantor and its Subsidiaries is subject to no Liens, other than Liens permitted pursuant to Section 7.2.

(b) As of the Closing Date, (i) all Real Property owned or leased by the Borrower and its Subsidiaries is set forth on Schedule 4.11; and (ii) all Ensign Assets are listed on Part B of Schedule 4.11.

Section 4.12. Accuracy of Disclosure. Neither the Information Memorandum nor any of the reports (including, without limitation, all reports that the REIT Guarantor or the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the REIT Guarantor or the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such projected information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material.

Section 4.13. Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against the REIT Guarantor or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against or affecting the REIT Guarantor or any of its Subsidiaries, and no unfair labor practice charges or grievances are pending against the REIT Guarantor or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the REIT Guarantor or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the REIT Guarantor or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate in connection with the delivery of financial statements pursuant to Section 5.1(a), Schedule 4.14 correctly sets forth the correct legal name, tax identification number and the jurisdiction of formation of the Loan Parties. Except as set forth on Schedule 4.14, as of the Closing Date: (i) no Loan Party (other than the REIT Guarantor) has issued to any third party any securities convertible into any equity interest in such Loan Party, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Loan Party (other than the REIT Guarantor) is owned by the Persons indicated on Schedule 4.14, is validly issued, fully paid and non-assessable, and is free and clear of all Liens (other than Liens permitted pursuant to this Agreement), warrants, options and rights of others of any kind whatsoever. Each Person owning a Borrowing Base Asset and each Subsidiary directly or indirectly owning any Capital Stock of any other Loan Party is a Loan Party hereunder. Each Loan Party (other than the REIT Guarantor and the Borrower) is a Wholly Owned Subsidiary of the Borrower.

Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents, the making of the Loans under this Agreement and the consummation of the other Related Transactions, the REIT Guarantor, the Borrower and the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

Section 4.16. Insurance.

(a) All insurance coverage of the REIT Guarantor and its Subsidiaries and all insurance coverage of the Tenants (other than any self-insurance maintained in compliance with the applicable Facility Lease) with respect to the Real Property Assets of the REIT Guarantor and its Subsidiaries, in each case, as in existence as of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on Schedule 4.16 attached hereto, including, without limitation, any certificates included therewith.

(b) The Real Property Assets of the REIT Guarantor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the REIT Guarantor (except with respect to Real Property Assets that do not constitute Borrowing Base Assets and except with respect to captive insurance companies of any Tenant or any self-insurance of any Tenant maintained in compliance with the applicable Facility Lease), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT Guarantor or the applicable Subsidiary operates.

Section 4.17. Collateral Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock pledged pursuant to the Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b) When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, subject to the inchoate Liens not prohibited by this Agreement that do not secure Indebtedness.

Section 4.18. Real Property Assets; Leases.

(a) Part I of Schedule 4.18 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete, in all material respects as of the Closing Date or the date of such Compliance Certificate, as applicable, list of (i) the street address of each Borrowing Base Asset; (ii) the Loan Party which owns, as applicable, each such Borrowing Base Asset; (iii) the facility type of each such Borrowing Base Asset; (iv) if applicable, the Borrowing Base Leases with respect to such Borrowing Base Asset, together with the name and address of the applicable Tenant and the termination date of such Borrowing Base Lease; and (v) the type of interest (fee or leasehold) held by each Loan Party in its respective Borrowing Base Asset. As of the Closing Date and, with respect to any updates to Schedule 4.18 provided through the delivery of a Compliance Certificate, as of the date of such Compliance Certificate, each parcel of real property identified on Part I of Schedule 4.18 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and, upon recording of the applicable Mortgage, will be subject to a first priority lien (subject to Permitted Encumbrances) in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to a Mortgage.

(b) As of the Closing Date, Part II of Schedule 4.18 is a true and complete, in all material respects, list as of (i) the street address of each other Real Property Asset owned by the any Loan Party or leased pursuant to an Eligible Ground Lease; (ii) the applicable Loan Party which owns or leases each such other Real Property Asset; (iii) the facility type of each such other Real Property Asset; (iv) the lease(s) to which each such other Real Property Asset is subject; and (v) the name and address of the Tenants with respect to each such other Real Property Asset.

(c) As of the Closing Date and, with respect to any updates to Schedule 4.18 provided through the delivery of a Compliance Certificate, as of the date of such Compliance Certificate, Part III of Schedule 4.18 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) sets forth all subleases known by a Borrower to exist with respect to the Facility Leases relating to any of the Borrowing Base Assets (other than any Multi-Tenant Buildings), the termination of which could reasonably be expected to result in a material adverse effect on the applicable Tenant’s ability to continue to make scheduled payments to the applicable Loan Party under the applicable Facility Lease, together with the applicable Tenant with respect thereto, the remaining term of the sublease and whether or not such Tenant is current on payments due thereunder.

(d) To the knowledge of the Responsible Officers of the Loan Parties, each of the facilities located on the Borrowing Base Assets owned by the Loan Parties complies with the requirements of Section 5.8 of this Agreement. To the knowledge of the Responsible Officers of the Loan Parties, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 4.18. To the knowledge of the Responsible Officers of the Loan Parties, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 4.18 which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

Section 4.19. Material Agreements. Except as set forth on Schedule 4.19 as of the Closing Date, no Loan Party is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

Section 4.20. Healthcare Matters.

(a) Compliance with Health Care Laws. Without limiting the generality of Section 4.6 hereof or any other representation or warranty made herein, each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant, is in compliance with applicable provisions of federal and state laws governing Medicare and any state Medicaid programs and any statutes or any regulations promulgated pursuant to such laws, including, without limitation, Sections 1320a-7, 1320a-7a, 1320a-7b and 1395nn of Title 42 of the United States Code, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, the exclusion laws (42 U.S.C. 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and related state or local statutes or regulations promulgated under such laws (“Health Care Laws”), except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) To the knowledge of the Responsible Officers of the Loan Parties, no Eligible Tenant has engaged in activities which are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal healthcare program. None of the Loan Parties nor, to the knowledge of the Responsible Officers of the Loan Parties, no Eligible Tenant and none of the respective employees, officers or directors of the Loan Parties or any Eligible Tenant, has been excluded, suspended or debarred from participation in any state or federal health care program or, to the knowledge of the Responsible Officers of the Loan Parties, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion from government health care programs. To the knowledge of the Responsible Officers of the Loan Parties, the business practices of each Tenant under an Ensign Master Lease and each Eligible Tenant are in compliance with, as applicable to their respective businesses, federal or state laws regarding physician ownership of (or financial relationship with) and referral to entities providing healthcare related goods or services, or laws requiring disclosure of financial interests held by physicians in entities to which they may refer patients for the provisions of health care related goods or services, except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties, except as set forth on Schedule 4.20(a), there are no Medicare, Medicaid or any other recoupment or recoupments of any governmental or private health care payor being sought, requested, claimed, or threatened, against any Tenant under an Ensign Master Lease and any Eligible Tenant, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(ii) Except as listed on Schedule 4.20(a), no Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, no Eligible Tenant is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements imposed by a governmental entity.

(iii) In accordance with applicable Health Care Laws and except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has: (i) verified that all employees, independent contractors and other suppliers, including physicians, advanced practice nurses, dentists, therapists and physician assistants providing clinical services have valid and current licenses, permits and credentials, (ii) conducted criminal background checks on all such persons, and (iii) verified that none of such persons is included on an applicable federal, state or other applicable listing of excluded persons, including the HHS/OIG List of Excluded Individuals/Entities, prior to their employment or engagement as contractors, as applicable, and have continued to conduct such verifications on all such persons thereafter, as required by such applicable Health Care Laws.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties, (i) all cost reports, other reports, data, claims and information required to be filed by any Tenant under an Ensign Master Lease or any Eligible Tenant in connection with any applicable state or federal healthcare program (“Program”) have been timely filed and were true and complete at the time filed (or were corrected in or supplemented by a subsequent filing if so required); (ii) there are no claims, actions or appeals pending (and to the knowledge of the Responsible Officers of the Loan Parties, no Tenant under an Ensign Master Lease and no Eligible Tenant has made any filing or submission that would result in any claims, actions or appeals) before any court, regulatory body, administrative agency, governmental body, arbitrator or other authority (including governmental fiscal agents) with respect to any Program reports or claims filed by a Tenant under an Ensign Master Lease or an Eligible Tenant on or before the date hereof, or with respect to any disallowances by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any audit or any claims; (iii) no validation review, survey, inspection or program integrity review related to any Tenant under an Ensign Master Lease or any Eligible Tenant has been conducted by any regulatory body, administrative agency, governmental body or other authority (including governmental fiscal agents) in connection with any Program within the past three (3) years, and no such reviews are scheduled, pending, threatened against or affecting any Tenant under an Ensign Master Lease or any Eligible Tenant.

(v) To the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has paid or caused to be paid or will pay in connection with its next quarterly credit balance all known and undisputed material refunds that have become due, overpayments or adjustments, except to the extent such failure to pay has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Responsible Officers of the Loan Parties, no Eligible Tenant has received any written notice of denial of material payment, recoupment, or overpayment from any Program or other third-party payor in excess of One Million Dollars ($1,000,000).

(b) Health Care Permits.

(i) Each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and conduct its business (including without limitation such permits as are required under such federal, state and other Health Care Laws, and under similar licensure laws and such insurance laws and regulations, as are applicable thereto) (“Health Care Permits”), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect.

(ii) To the knowledge of the Responsible Officers of the Loan Parties, each Tenant under an Ensign Master Lease and each Eligible Tenant has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to receive reimbursement, to the extent applicable, from Medicare and/or Medicaid for any item or service furnished by such Person in any jurisdiction where it conducts business except to the extent the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties, no Tenant under an Ensign Master Lease and no Eligible Tenant is currently subject to suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s), except in the case of such Tenants not party to a Material Borrowing Base Lease, to the extent such suspension, revocation, renewal or denial would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21. OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (a) is a Sanctioned Person, (b) has more than ten percent (10%) of its assets in Sanctioned Countries, or (c) derives more than ten percent (10%) of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

Section 4.22. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.23. No Default. No Default has occurred and is continuing.

Section 4.24. Intellectual Property. Each of the REIT Guarantor and its Subsidiaries owns or has the right to use all Patents, Trademarks, Copyrights, service marks, and trade names, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the Patents, Trademarks, Copyrights, service marks, and trade names, and rights with respect to the foregoing, of any other Person that would reasonably be expected to result in a Material Adverse Effect.

Section 4.25. REIT Status; Spin-Off.

(a) The REIT Guarantor will elect to be treated as a REIT commencing with its taxable year ending December 31, 2014, and the REIT Guarantor is organized and will operate in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable the REIT Guarantor to meet the requirements for qualification and taxation as a REIT.

(b) The Spin-Off Transaction will constitute a distribution under Section 355 of the Code and a reorganization under Section 368(a)(1)(D) of the Code in which no gain or loss is recognized by the REIT Guarantor, Ensign or the shareholders of Ensign.

ARTICLE V

AFFIRMATIVE COVENANTS

The Loan Parties covenant and agree that until Payment in Full of the Obligations:

Section 5.1. Financial Statements and Other Information. The REIT Guarantor and the Borrower will deliver to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the REIT Guarantor, a copy of the annual audited report for such Fiscal Year for the REIT Guarantor and its Subsidiaries, containing a consolidated balance sheet of the REIT Guarantor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the REIT Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than any “going concern” or similar qualification or exception related to the maturity of the Obligations)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the REIT Guarantor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) beginning with the Fiscal Quarter ending June 30, 2014, as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the REIT Guarantor (or if the REIT Guarantor is not required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 60 days after the end of each of the first three Fiscal Quarters in each Fiscal Year), an unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the REIT Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the REIT Guarantor’s previous Fiscal Year;

(c) as soon as available and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the REIT Guarantor and no later than 90 days after the end of the fourth (4th) Fiscal Quarter of each Fiscal Year of the REIT Guarantor, (i) an operating statement for such Fiscal Quarter for each Borrowing Base Asset that is a Multi-Tenant Building or Subsidiary Operated Facility and the then-elapsed portion of such Fiscal Year and (ii) a schedule setting forth, for the four (4) Fiscal Quarter period ending on the last date of such Fiscal Quarter, (A) the aggregate Property NOI for all Multi-Tenant Buildings and Subsidiary Operated Facilities for each category of facilities set forth in the definition of Capitalization Rate; (B) the aggregate Net Revenues for all Real Property Assets (other than the Multi-Tenant Buildings and the Subsidiary Operated Facilities) for each category of facilities set forth in the definition of Capitalization Rate; (C) the Property NOI for each Multi-Tenant Building and Subsidiary Operated Facility that is a Borrowing Base Asset; and (D) the Net Revenues with respect to each Borrowing Base Asset (other than any Multi-Tenant Buildings and Subsidiary Operated Facilities); and (iii) the amount of the annual rent payable by each Eligible Tenant with respect to each Borrowing Base Asset (other than any Multi-Tenant Buildings and Subsidiary Operated Facilities (with such Property NOI, such Net Revenues and such rent payments to be determined in a manner consistent with Property NOI, Net Revenues and rent payments set forth in the Borrowing Base Deliverables with respect to the applicable Borrowing Base Asset);

(d) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying that such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of REIT Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP, in the case of quarterly financial statements subject only to normal year-end audit adjustments and the absence of footnotes, (ii) certifying that the operating statement delivered under subsection (c) with respect to the applicable Fiscal Year or Fiscal Quarter, in each case, for each Borrowing Base Asset that is a Multi-Tenant Building or Subsidiary Operated Facility fairly presents the result of operations of the applicable Multi-Tenant Building or Subsidiary Operated Facility, (iii) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (iv) setting forth in reasonable detail calculations demonstrating whether the Borrower is in compliance with the financial covenants set forth in Article VI (beginning with the first full Fiscal Quarter following the Closing Date), (v) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (vi) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the REIT Guarantor and its Subsidiaries that impacts such financial statements, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, (i) a Borrowing Base Certificate calculated as of the end of the immediately prior Fiscal Quarter, duly completed and executed by a Responsible Officer of the Borrower or the REIT Guarantor; provided, however, the Borrower may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly; and (ii) a Rent Coverage Ratio calculation concerning each of the Borrowing Base Assets other than the Qualifying Multi-Tenant Buildings and the Qualifying Subsidiary Operated Facilities, if any;

(f) as soon as available and in any event within sixty (60) days after the end of the calendar year, (i) a budget for REIT Guarantor and its Subsidiaries for the succeeding Fiscal Year, containing a projected income statement, balance sheet and statement of cash flows and (ii) a projected operating statement for each Real Property Asset that is a Borrowing Base Asset;

(g) within five (5) Business Days after receipt thereof, copies of any quarterly or annual financial statements of any Eligible Tenant or the parent company of such Eligible Tenant to the extent provided to the Borrower or any other Loan Party under any Borrowing Base Lease;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the REIT Guarantor or the Borrower to its equityholders generally, as the case may be;

(i) promptly following any request therefor, such other information with respect to the Real Property Assets and/or the Borrowing Base Assets as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request and as is reasonably available to the REIT Guarantor or any of its Subsidiaries (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the REIT Guarantor notifies the Administrative Agent that such information is being withheld and the reason therefor); and

(j) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the REIT Guarantor or any of its Subsidiaries as the Administrative Agent may reasonably request (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the REIT Guarantor notifies the Administrative Agent that such information is being withheld and the reason therefor).

So long as the REIT Guarantor is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements referred to in clauses (a), (b) and (h) upon the filing of such reports with the Securities and Exchange Commission.

Section 5.2. Notices of Material Events. The REIT Guarantor and the Borrower will deliver to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit, proceeding, audit, claim, demand, order or dispute with, by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Loan Parties, affecting the REIT Guarantor, any of its Subsidiaries or, to the knowledge of any Loan Party, any Tenant under an Ensign Master Lease or any Eligible Tenant that (i) seeks injunctive or similar relief, or (ii) alleges potential or actual violations of any Health Care Law by the REIT Guarantor, any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Loan Parties, any Tenant under an Ensign Master Lease or any Eligible Tenant or its Licensed Personnel, which, in each case above, if adversely determined, could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the REIT Guarantor or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) promptly and in any event within fifteen (15) days after (i) the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the REIT Guarantor, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (A) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (B) of the existence of any material Withdrawal Liability, (C) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, or (D) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the REIT Guarantor, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(e) the occurrence of any event of default, or the receipt by the REIT Guarantor or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the REIT Guarantor or any of its Subsidiaries;

(f) any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in Adjusted Consolidated EBITDA of ten percent (10%) or more on a consolidated basis from the prior Fiscal Year;

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(h) promptly and in any event at least fifteen (15) days prior thereto (or such shorter period as the Administrative Agent may agree to), notice of any change (i) in any Loan Party’s legal name (but, for the avoidance of doubt, excluding any trade names), (ii) in any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational existence or (iv) in any Loan Party’s federal taxpayer identification number or organizational number or jurisdiction of organization; and

(i) promptly and in any event at least fifteen (15) days prior thereto (or such shorter period as the Administrative Agent may agree to) notice of any change in the headquarters location of the Loan Parties, with a copy of the underlying lease and the Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to such property on or prior to the change in the headquarters location;

(j) promptly and in any event no later than three (3) Business Days after any Responsible Officer of the Borrower or any of its Subsidiaries has actual knowledge of:

(i) that any Loan Party or, to the knowledge of the Responsible Officers of the Loan Parties, a Tenant or an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in a Loan Party or Tenant, (w) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (x) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (y) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (z) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq., in each case, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii) any claim to recover any alleged overpayments (other than any such claim made against the REIT Guarantor or any of its Subsidiaries that relates to a period during which the REIT Guarantor or such Subsidiary did not operate the respective facility) with respect to any receivables in excess of $1,000,000;

(iii) notice of any final and documented material reduction in the level of reimbursement expected to be received with respect to receivables of the REIT Guarantor or any of its Subsidiaries;

(iv) any allegations of licensure violations or fraudulent acts or omissions involving the REIT Guarantor or any of its Subsidiaries, or, to the knowledge of the Responsible Officers of the Loan Parties, any Tenant that could reasonably be expected to, in the aggregate, have a Material Adverse Effect;

(v) the pending or threatened imposition of any fine or penalty by any Governmental Authority under any Health Care Law against the REIT Guarantor or any of its Subsidiaries, or, to the knowledge of the Responsible Officers of the Loan Parties, any Tenant, that could reasonably be expected to have a Material Adverse Effect;

(vi) any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit with respect to any Borrowing Base Asset that could reasonably be expected to have a Material Adverse Effect;

(vii) any non-routine and material inspection of any facility of the REIT Guarantor or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Loan Parties, any Eligible Tenant by any Governmental Authority; and

(viii) notice of the occurrence of any material reportable event or similar term as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which the REIT Guarantor or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Loan Parties, any Eligible Tenant has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any.

Each notice or other document delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto (which, in the case of any event or development with respect to a Tenant, shall be limited to such notices and documentation in the possession of the Loan Parties and limited to the actions taken or proposed to be taken that a Responsible Officer of a Loan Party has actual knowledge of).

Section 5.3. Existence; Conduct of Business. The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to (i) maintain in full force and effect its legal existence and (ii) preserve, renew and maintain its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA, Health Care Laws and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.4 due to a Tenant’s act or omission with respect to any Borrowing Base Asset such violation shall not constitute a Default or Event of Default so long as the Borrower (a) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Borrower becoming aware of such violation; and (b) make any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.4.

Section 5.5. Payment of Taxes and Other Obligations. The Loan Parties will, and will cause each of their Subsidiaries to, pay and discharge (or cause to be paid or discharged) all tax liabilities, assessments and governmental charges or levies all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance) upon it or its properties or assets (including, without limitation, each Real Property Asset owned by the REIT Guarantor or any Subsidiary), unless (a) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or Subsidiary or (b) the failure to pay any such payment could not reasonably be expected to result in a Material Adverse Effect; provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.5 due to a Tenant’s act or omission with respect to any Borrowing Base Asset such violation shall not constitute a Default or Event of Default so long as the Borrower (a) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Borrower becoming aware of such violation; and (b) make any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.5.

Section 5.6. Books and Records. The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the REIT Guarantor in conformity with GAAP.

Section 5.7. Visitation and Inspection. The Loan Parties will, and will cause each of their Subsidiaries to, permit any representative or independent contractor of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than two such visits and inspections in any Fiscal Year; (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply; (c) any such inspection and examination, copies and discussions shall not be permitted to the extent it would violate confidentiality agreements or result in a loss of attorney-client privilege or claim of attorney work product so long as the Borrower notifies the Administrative Agent of such limitation and the reason therefor; and (d) any such inspection and examination, copies and discussions shall be subject to the terms of any applicable lease and any related SNDA or Collateral Access Agreement.

Section 5.8. Maintenance of Properties. The Loan Parties will, and will cause each of their Subsidiaries to (a) protect and preserve, or cause to be protected and preserved all Real Property Assets and maintain, or cause to be maintained, in good repair, working order and condition all Real Property Assets (ordinary wear and tear, force majeure, casualty and condemnations events excepted) in accordance with applicable Facility Leases and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Real Property Assets, so that the business carried on in connection therewith may be conducted at all times in accordance with applicable Facility Leases (to the extent the Loan Parties are required to do so under the applicable Facility Lease); provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.8 due to a Tenant’s act or omission with respect to any Borrowing Base Asset such violation shall not constitute a Default or Event of Default so long as the Borrower (i) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within thirty (30) days of a Responsible Officer of the Borrower becoming aware of such violation; and (ii) make any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.8.

Section 5.9. Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, (a) maintain with financially sound and reputable insurance companies which are not Affiliates of any Loan Party (i) insurance with respect to its properties and business, and the properties and business of the REIT Guarantor and its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent (which request shall be given no more than once in any Fiscal Year, unless an Event of Default has occurred and is continuing), furnish to each Lender a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section, and (b) at all times cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (or such shorter period as the applicable insurance provider shall agree) before any such policy or policies shall be canceled; provided that to the extent a Loan Party is unable to comply with the provisions of this Section 5.9 due to a Tenant’s act or omission with respect to any Borrowing Base Asset such violation shall not constitute a Default or Event of Default so long as the Borrower (x) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Borrower becoming aware of such violation; and (y) make any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.9.

Section 5.10. Use of Proceeds; Margin Regulations. The Borrower shall use the proceeds of any Revolving Borrowing hereunder for general corporate purposes not in contravention of any Requirement of Law or of any Loan Document, including, but not limited to the acquisition of Real Property Assets or companies owning Real Property Assets, funding working capital, dividends and capital expenditures and any other purposes not prohibited by the Loan Documents (it being understood and agreed that no Loan Party shall use such proceeds, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose). All Letters of Credit will be used for general corporate purposes.

Section 5.11. Casualty and Condemnation. The Loan Parties will, and will cause each of their Subsidiaries to, (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.12. Additional Subsidiaries and Collateral.

(a) As a condition to the inclusion of any Borrowing Base Asset in the Borrowing Base Amount, the REIT Guarantor and the Borrower shall (i) cause (x) the Subsidiary that owns such Borrowing Base Asset (which shall be a Person organized under the laws of any state of the United States or the District of Columbia) to become a Guarantor hereunder and a party to the Security Agreement through the execution and delivery to the Administrative Agent of a Joinder Agreement and (y) each Subsidiary that is not a Loan Party that owns, directly or indirectly, any Capital Stock of any Subsidiary which becomes a guarantor pursuant to clause (x) above to become a Guarantor hereunder and a party to the Security Agreement through the execution and delivery to the Administrative Agent of a Joinder Agreement (provided that, unless such Subsidiary owns a Borrowing Base Asset, it shall not be required to grant a Lien on, or security interest in, any of its assets or property other than any such Capital Stock of other Subsidiary Loan Parties), in each case under this clause (i), on or before the date on which a Real Property Asset owned by any such Subsidiary is initially included as a Borrowing Base Asset pursuant to a Borrowing Base Certificate; and (ii) cause each such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Subsidiary may become a Guarantor in accordance with the terms of this clause (a) unless (x) such Subsidiary is a Subsidiary of the Borrower and (y) the Lenders have received from the Borrower any such documentation and other information requested by the Administrative Agent or any Lender pursuant to Section 10.14 at least three (3) Business Days prior to the proposed effectiveness of such Subsidiary’s agreement to become a Guarantor.

(b) Upon the acquisition, incorporation or other creation of any other direct or indirect Subsidiary of the REIT Guarantor if such Subsidiary is a guarantor or obligor with respect to any Indebtedness permitted pursuant to Section 7.1(c), the REIT Guarantor and the Borrower shall (i) cause such Subsidiary (and each Subsidiary that is not a Loan Party that owns, directly or indirectly, any Capital Stock of any such Subsidiary) to become a Guarantor hereunder (and if any such Subsidiary owns any Capital Stock of any other Subsidiary Loan Party become a party to the Security Agreement; provided that, unless such Subsidiary owns a Borrowing Base Asset, it shall not be required to grant a Lien on, or security interest in, any of its assets or property other than any such Capital Stock of other Subsidiary Loan Parties) through the execution and delivery to the Administrative Agent of a Joinder Agreement not later than the date such Subsidiary becomes a guarantor with respect to the Senior Notes, and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent.

Section 5.13. REIT Status. The REIT Guarantor (a) will, and will cause each of its Subsidiaries to, be organized and operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the REIT Guarantor’s qualification as a REIT, and (b) will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file (taking into account any valid extensions) with the IRS all returns and reports required thereby.

Section 5.14. Further Assurances. The Loan Parties will, and will cause each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable Requirement of Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15. Healthcare Matters.

(a) Without limiting or qualifying Section 5.4, or any other provision of this Agreement, the Loan Parties will, and will cause their applicable Subsidiaries to, be in compliance with all applicable Health Care Laws relating to the operation of such Person’s business, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Except where the failure to do so or noncompliance could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties will, and will cause each of their Subsidiaries to:

(i) obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other third party payors), if any, which are necessary or useful for any Loan Party or Subsidiary thereof to obtain or maintain in the proper conduct of its business;

(ii) solely to the extent applicable to the Loan Parties and their Subsidiaries, be and remain in compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other third party payor programs;

(iii) cause all Licensed Personnel of the Loan Parties, if any, to be in compliance with all applicable Health Care Laws in the performance of their duties to or for the Loan Parties, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and

(iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law applicable to the Loan Parties.

(c) Except where the failure to do so or noncompliance could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties will use commercially reasonable efforts to enforce the obligations of the Tenants under the Facility Lease (other than with respect to any Multi-Tenant Building) with respect to Health Care Laws or Health Care Permits.

(d) The Loan Parties will, and will cause their applicable Subsidiaries to, to the extent required by any Governmental Authority pursuant to applicable Health Care Laws or any agreement, order or decree, maintain a corporate and healthcare regulatory compliance program (“CCP”) addressing compliance with all applicable Health Care Laws relating to the operation of the Loan Parties’ and their Subsidiaries’ businesses, to the extent that the failure to do so, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Such CCP may include, in each case, to the extent applicable to the Loan Parties’ and their Subsidiaries’ businesses, the following components: (i) standards of conduct and procedures that describe compliance policies regarding applicable Health Care Laws, with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures, including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies, including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to appropriately respond to detected violations of the CCP. The Loan Parties will, and will cause their applicable Subsidiaries to, modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws, to the extent that the failure to do so, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Upon request and reasonable prior notice, the Administrative Agent shall be permitted to review any such CCP.

Section 5.16. Environmental Matters .

(a) The Loan Parties will, and will cause their applicable Subsidiaries and the Tenants to, (i) comply with all Environmental Laws in respect of the Borrowing Base Assets except to the extent such non-compliance could not reasonably be expected to create or result in a Material Adverse Effect; and (ii) promptly take all actions necessary to prevent the imposition of any Liens (other than Permitted Encumbrances) on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b) In respect of any Borrowing Base Asset and to the extent the following could reasonably be expected to result in a Material Adverse Effect, if any Loan Party shall (i) receive notice that any violation of any Environmental Law may have been committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Loan Party alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Materials or (iii) receive any notice from a Governmental Authority or private party alleging that any such Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, the Loan Parties shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by such Loan Party.

(c) At the request of the Administrative Agent from time to time, (x) in the event the Administrative Agent has a reasonable basis to believe that Hazardous Materials in a quantity or condition that violates Environmental Laws in any material respect are present on any Borrowing Base Assets or (y) to the extent an Event of Default has occurred and is continuing, the Borrower shall provide to the Administrative Agent within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any Borrowing Base Asset described in such request (which, in the case of any circumstance described in clause (x), shall be limited to the affected Borrowing Base Asset), prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or required removal or remedial action in connection with any Hazardous Materials on such Borrowing Base Asset to cause such property to be in compliance with Environmental Laws; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Loan Parties, and the Loan Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an non-exclusive license, subject to the rights of Tenants, to enter onto their respective properties to undertake such an assessment.

Notwithstanding the foregoing, to the extent a Loan Party is unable to comply with the provisions of this Section 5.16 due to a Tenant’s act or omission with respect to any Borrowing Base Asset such violation shall not constitute a Default or Event of Default so long as the Borrower (A) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within thirty (30) days of a Responsible Officer of the Borrower becoming aware of such violation; and (B) make any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.16.

Section 5.17. Borrowing Base Additions. The Borrower may, at any time after the Closing Date, include additional Real Property Assets as Borrowing Base Assets to the extent the following conditions are satisfied:

(a) such additional Real Property Asset satisfies the requirements set forth in the definition of Borrowing Base Asset, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto; and

(b) such additional Real Property Asset is otherwise acceptable to the Administrative Agent in its reasonable discretion; provided that (i) the Administrative Agent shall use reasonable efforts to approve or disapprove such additional Real Property Asset within ten (10) Business Days after the date on which (A) the Administrative Agent received a written request from the Borrower requesting the addition of such Real Property Asset; (B) all Borrowing Base Asset Deliverables (including, without limitation, Facility Leases, appraisals and environmental reports with respect to such Real Property Asset); and (C) to the extent available to the REIT Guarantor or its Subsidiaries, all reasonably requested information reasonably deemed necessary by the Administrative Agent to confirm compliance with the requirements for such Real Property Asset to be a Borrowing Base Asset have been delivered, and a failure to approve or disapprove the additional Real Property Asset in such ten (10) Business Day period shall be deemed to mean that such additional Real Property Asset has been approved and (ii) to the extent any such additional Real Property Asset is denied approval, the Administrative Agent shall specify the reasons in writing to the Borrower for such denial.

Section 5.18. Borrowing Base Assets.

(a) The Borrower shall deliver to the Administrative Agent, promptly following a Responsible Officer of any Loan Party obtaining knowledge of a Borrowing Base Asset ceasing to qualify as such, a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 4.18) demonstrating that, upon giving effect to the removal from the calculation of the Borrowing Base Amount of the Borrowing Base Value or Mortgageability Amount (as applicable) attributable to such former Borrowing Base Asset, the Borrowers shall be in compliance with Section 2 hereof.

(b) The Loan Parties shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset meets the definition of Borrowing Base Asset or is a Suspended Borrowing Base Asset (as is specifically identified as such) and Loan Parties have otherwise satisfied the requirements set forth in this Agreement and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset or is a Suspended Borrowing Base Asset (as is specifically identified as such) as of the date of such inclusion.

Section 5.19. Borrowing Base Leases.

(a) All Borrowing Base Leases (and all renewals thereof) executed after the Closing Date (other than extensions or renewals of existing Material Borrowing Base Leases pursuant to options provided therein and the Ensign Master Leases in each case in accordance with the terms of the applicable Borrowing Base Lease) shall (i) provide for rental rates obtained through arm’s-length negotiations, shall be on commercially reasonable terms, and shall not contain any terms which could reasonably be expected to have a Property Material Adverse Effect; and (ii) provide that such Lease is subordinate to the applicable Mortgage and that the Tenant will attorn to Administrative Agent and any purchaser at a foreclosure sale under the Mortgage (and the Administrative Agent shall enter into an SNDA with respect thereto). Each Loan Party that has entered into a Borrowing Base Lease: (A) shall not collect any of Rent (as defined in the Mortgage) under such Lease more than one (1) month in advance (other than security deposits); (B) shall not execute any other assignment of lessor’s interest in such Lease or the Rent thereunder other than the Mortgage (or an assignment of leases in favor of Administrative Agent); (C) shall promptly furnish Administrative Agent with a copy of such Borrowing Base Lease (other than leases of Multi-Tenant Buildings) upon execution thereof; (D) shall observe and perform the material obligations imposed upon the lessor under such Leases in a commercially reasonable manner; and (E) enforce the obligations of the lessee thereunder to be observed or performed in a commercially reasonable manner that does not result in any Property Material Adverse Effect.

(b) With respect to the Material Borrowing Base Leases (i) any such Leases executed after the Closing Date (other than extensions or renewals of existing Material Borrowing Base Leases pursuant to options provided therein and the Ensign Master Leases in each case in accordance with the terms of the applicable Borrowing Base Lease), shall be subject to the prior approval of the Administrative Agent and the Required Lenders (in any case, not to be unreasonably withheld or delayed); (ii) without the requirement of the prior approval of Administrative Agent or the Required Lenders, the applicable Loan Party may make non-material Modifications to any such Lease, in a commercially reasonable manner and in a manner that does not result in any Property Material Adverse Effect; (iii) the applicable Loan Party shall not make any material Modifications to any such Lease without the prior written approval of Administrative Agent, and, in the case of a material Modification to a material economic term of any such Lease, the approval of the Required Lenders (in any case, not to be unreasonably withheld or delayed); and (iv) the applicable Loan Party shall not terminate any such Lease (or remove any Borrowing Base Asset from any such Lease that is a master lease) or accept a surrender of any such Lease (or accept a removal of any Borrowing Base Asset from any such Lease that is a master lease) except (x) with the prior written consent of Administrative Agent not to be unreasonably withheld or (y) following an event of default under any such Lease, in connection with the exercise of remedies if the applicable Loan Party has a replacement Tenant that will qualify as an Eligible Tenant which is prepared to enter into a Borrowing Base Lease in accordance with this Section 5.19 with respect to such Borrowing Base Asset (provided, however, that immediately upon any such termination or surrender, the applicable Real Property Asset shall no longer constitute a Borrowing Base Asset unless the applicable Loan Party has entered into a replacement Material Lease in accordance with this Section 5.19); provided that, notwithstanding anything to the contrary in the Loan Documents, the inclusion of any Suspended Borrowing Base Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate shall not constitute a violation of this Section 5.19 or any other provision of this Agreement or any other Loan Documents, so long as such Suspended Borrowing Base Asset is identified as such.

(c) The Loan Parties will, and will cause their Subsidiaries to, cause each Tenant with respect to each Borrowing Base Asset (other than a Multi-Tenant Building or a Subsidiary Operated Facility) to deliver each quarterly or annual financial statement of such Tenant or the parent company of such Tenant required to be delivered pursuant to the applicable Borrowing Base Lease; provided that the failure of a Tenant to deliver any such financial statement shall not constitute a Default or Event of Default so long as the Borrower (i) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Borrower becoming aware of such violation; and (ii) makes any prepayment required pursuant to Section 2.12 in connection with such removal and after giving effect to such removal and payment (and the addition of any other Borrowing Base Asset on or prior to such date), the Loan Parties are in compliance with this Section 5.19(c).

Section 5.20. Borrowing Base Certificates. A Responsible Officer of the REIT Guarantor or the Borrower shall deliver an updated Borrowing Base Certificate upon (a) any amendment to any Borrowing Base Lease (other than Leases with respect to Multi-Tenant Buildings) to the extent permitted by Section 7.13 hereof and (b) any material casualty or condemnation event, in either case, to the extent that such amendment or casualty event or condemnation event has caused, or could reasonably be expected to cause such Real Property Asset to cease to qualify as a Borrowing Base Asset.

Section 5.21. Eligible Ground Leases. With respect to any Eligible Ground Lease related to any Borrowing Base Asset, the Loan Parties will, and will cause their Subsidiaries to, for so long as such Eligible Ground Lease is related to a Borrowing Base Asset:

(a) (i) pay all rents, additional rents and other sums required to be paid by the applicable Loan Party, as tenant under and pursuant to the provisions of the Eligible Ground Lease as and when such rent or other sums are due and payable; (ii) promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the Eligible Ground Leases on its part to be observed, performed and complied with, at the times set forth therein and to do all things necessary to preserve unimpaired its material rights thereunder; (iii) not do, permit, suffer or refrain from doing anything, the result of which could be a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period or a breach of any of the terms thereof (it being agreed that any default that would permit any party thereto other than the applicable Loan Party to terminate its operating covenant shall be deemed to be material); (iv) not cancel, surrender, or Modify any of the material terms thereof and not to release any party thereto (other than the applicable Loan Party) from any material obligation imposed upon it thereby; and (v) give the Administrative Agent prompt written notice of any material default by anyone thereunder of which the applicable Loan Party becomes aware and promptly deliver to the Administrative Agent copies of each notice of material default.

(b) Except as otherwise provided in this Agreement (including but not limited to clause (d) below), with respect to any Borrowing Base Asset that is the subject of an Eligible Ground Lease, the applicable Loan Party shall not, without the prior consent of the Administrative Agent, surrender the leasehold estate created by such Eligible Ground Lease or terminate or cancel such Eligible Ground Lease or Modify such Eligible Ground Lease, in any material respect, either orally or in writing, and the applicable Loan Party hereby assigns to Administrative Agent, as further security for the payment and performance of the Obligations, its right as tenant under the Eligible Ground Lease, to surrender the leasehold estate created by the Eligible Ground Lease or to terminate, cancel, or Modify the Eligible Ground Lease in any material respect, and any such action without the prior consent of Administrative Agent shall be void and of no force and effect. If the applicable Loan Party shall default in the performance or observance of any material term, covenant or condition of such Eligible Ground Lease on the part of the applicable Loan Party, as tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing the applicable Loan Party from any of its obligations hereunder or under any other Loan Document, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Eligible Ground Lease on the part of the applicable Loan Party, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of the applicable Loan Party, to the end that the rights of the applicable Loan Party in, to and under such Eligible Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by the applicable Loan Party or by any party on behalf of the applicable Loan Party.

(c) If the Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding clause (b), the Administrative Agent will promptly notify the applicable Loan Party of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of tenants, subtenants and other occupants under the Facility Leases or of parties to any of the reciprocal easement agreements, the Administrative Agent and any Person designated as the Administrative Agent’s agent by the Administrative Agent shall have, and are hereby granted, the right to peaceably enter upon the Real Property Asset at any reasonable time, on reasonable notice for the purpose of taking any such action. The Administrative Agent may pay and expend such sums of money as the Administrative Agent deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Eligible Ground Lease. The REIT Guarantor and the Borrower hereby agree to pay to the Administrative Agent within five (5) Business Days after demand, all such sums so paid and expended by the Administrative Agent, together with interest thereon from the day of such payment at the interest rate then applicable to Revolving Loans. All sums so paid and expended by the Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage and the other Collateral Documents. If the ground lessor under the Eligible Ground Lease shall deliver to the Administrative Agent a copy of any notice of default sent by said ground lessor to the applicable Loan Party, as tenant under the Eligible Ground Lease, such notice shall constitute full protection to the Administrative Agent for any action taken or omitted to be taken by the Administrative Agent in reliance thereon.

(d) The applicable Loan Party shall exercise each individual option, if any, to extend or renew the term of the Eligible Ground Lease with respect to a Borrowing Base Asset with a term that expires less than ten (10) years after the then-existing latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, upon demand (the “Extension Demand”) by the Administrative Agent made at any time within one (1) year of the last day upon which any such option may be exercised, and if the applicable Loan Party shall fail to exercise such option at such time, the applicable Loan Party hereby expressly authorizes and appoints the Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of the applicable Loan Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; provided that the applicable Loan Party shall not be required to exercise such option, and the Administrative Agent will not exercise such option, so long as the Borrower (i) delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset on or prior to the date that is the later of (x) the date on which such extension option may be exercised and (y) ten (10) Business Days after delivery by the Administrative Agent of the Extension Demand; and (ii) makes any prepayment required pursuant to Section 2.12 in connection with such removal (determined after giving effect to the addition of any other Borrowing Base Asset on or prior to such date). The applicable Loan Party shall not subordinate or consent to the subordination of the Eligible Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Real Property Asset, except as required under the terms of such Eligible Ground Lease, unless, in each such case, the written consent of the Administrative Agent shall have been first had and obtained, which approval shall not unreasonably be withheld.

(e) So long as any portion of the Obligations shall remain unpaid, unless the Administrative Agent shall otherwise consent, the fee title to that portion of the Mortgaged Property subject to the Eligible Ground Lease and the leasehold estate therein created pursuant to the provisions of the Eligible Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in the applicable Loan Party, the Administrative Agent, or in any other person by purchase, operation of law or otherwise. The Administrative Agent reserves the right, at any time, to release portions of the Mortgaged Property, including, but not limited to, the leasehold estate created by the Eligible Ground Lease, with or without consideration, at the Administrative Agent’s election, without waiving or affecting any of its rights hereunder or under the other Loan Documents, and any such release shall not affect the Administrative Agent’s rights in connection with the portion of the Mortgaged Property not so released.

(f) In the event that the applicable Loan Party, so long as any portion of the Obligations remains unpaid, shall be the owner and holder of the fee title to that portion of the Mortgaged Property subject to the Eligible Ground Lease, the Lien of the Mortgage shall be spread to cover the applicable Loan Party’s fee title to such portion of the Mortgaged Property and said fee title shall be deemed to be included in the Mortgaged Property and no consent of the Administrative Agent is required for the applicable Loan Party to acquire fee title to that portion of the Mortgaged Property subject to the Eligible Ground Lease. The applicable Loan Party agrees, at its sole cost and expense, including without limitation the Administrative Agent’s reasonable attorneys’ fees, to (i) execute any and all documents or instruments necessary to subject its fee title to such portion of the Mortgaged Property to the lien of the Mortgage; and (ii) provide a title insurance policy which shall insure that the lien of the Mortgage is a first priority lien (subject to Permitted Encumbrances) on the applicable Loan Party’s fee title to such portion of the Mortgaged Property. Notwithstanding the foregoing, if the Eligible Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Eligible Ground Lease or otherwise, the Administrative Agent or its designee shall acquire from the landlord thereunder another lease of the Mortgaged Property, the applicable Loan Party shall have no right, title or interest in or to such other lease or the leasehold estate created thereby so long as any part of the Obligations remains unpaid.

(g) (i) In the event of the rejection or disaffirmance of the Eligible Ground Lease by the landlord thereunder pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, (A) the applicable Loan Party, promptly after obtaining notice thereof, shall give notice thereof to the Administrative Agent, (B) the applicable Loan Party, without the prior written consent of the Administrative Agent, shall not elect to treat the Eligible Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code or any comparable federal or state statute or law, and any election by the applicable Loan Party made without such consent shall be void, (C) the Mortgage and all the Liens, terms, covenants and conditions of the Mortgage shall extend to and cover the applicable Loan Party’s possessory rights under Section 365(h) of the Bankruptcy Code and to any claim for damages due to the rejection of the Eligible Ground Lease or other termination of the Eligible Ground Lease, and (D) the applicable Loan Party hereby assigns to the Administrative Agent, for so long as such Eligible Ground Lease is related to a Borrowing Base Asset, the applicable Loan Party’s rights to treat the Eligible Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code and to offset rents under the Eligible Ground Lease in the event any case, proceeding or other action is commenced by or against the landlord under the Bankruptcy Code or any comparable federal or state statute or law, provided that the Administrative Agent shall not exercise such rights and shall permit the applicable Loan Party to exercise such rights with the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed, unless an Event of Default shall have occurred and be continuing; (ii) the applicable Loan Party hereby assigns to the Administrative Agent, for so long as such Eligible Ground Lease is related to a Borrowing Base Asset, the applicable Loan Party’s right to seek an extension of the sixty (60)-day period within which the applicable Loan Party must accept or reject the Eligible Ground Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against the applicable Loan Party under the Bankruptcy Code or comparable federal or state statute or law, provided the Administrative Agent shall not exercise such right, and shall permit the applicable Loan Party to exercise such right with the prior written consent of Administrative Agent, not to be unreasonably withheld, unless an Event of Default shall have occurred and be continuing; (iii) if the applicable Loan Party shall desire to so reject the Eligible Ground Lease, at the Administrative Agent’s request, to the extent not prohibited by the terms of the Eligible Ground Lease and applicable law, the applicable Loan Party shall assign its interest in the Eligible Ground Lease to the Administrative Agent in lieu of rejecting such Eligible Ground Lease as described above, upon receipt by the applicable Loan Party of written notice from the Administrative Agent of such request; (iv) the applicable Loan Party hereby agrees that if the Eligible Ground Lease is terminated for any reason in the event of the rejection or disaffirmance of the Eligible Ground Lease pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, any property of the applicable Loan Party not removed from the Mortgaged Property by the applicable Loan Party as permitted or required by the Eligible Ground Lease, shall at the option of the Administrative Agent be deemed abandoned by the applicable Loan Party, provided that the Administrative Agent may remove any such property required to be removed by the applicable Loan Party pursuant to the Eligible Ground Lease and all reasonable out-of-pocket costs and expenses associated with such removal shall be paid by the applicable Loan Party within five (5) Business Days of receipt by the applicable Loan Party of an invoice for such removal costs and expenses.

Section 5.22. Appraisal Information. With respect to each Appraisal for a Borrowing Base Asset requested pursuant to Section 10.17, the Borrower shall provide all information reasonably requested by the applicable appraiser.

Section 5.23. Spin-Off Transaction.

(a) Within three (3) Business Days following the Closing Date, the REIT Guarantor and the Borrower will cause Ensign to effect the Spin-Off Transaction.

(b) Within three (3) Business Days following the Closing Date, the Administrative Agent shall have received a copy of each Ensign Master Lease duly executed by the parties thereto and an officer’s certificate of the Borrower certifying that (i) the Spin-Off Dividend has been effected and (ii) each Ensign Master Lease is in full force and effect as of such date of delivery.

Section 5.24. GE Mortgage Indebtedness Extension Option. The Loan Parties will, or will cause the applicable Subsidiaries, to (i) deliver to the Administrative Agent, not later than ninety (90) days prior to the then maturity date of the Indebtedness permitted pursuant to Section 7.1(d) with respect to which such extension option is being exercised, notice that the applicable Subsidiary intends to exercise such extension option or intends to cause, not later than thirty (30) days prior to the then maturity date of the Indebtedness with respect to which such extension option is being exercised, the aggregate principal amount of the Indebtedness that is outstanding under Section 7.1(d) not to exceed $50,000,000 and (ii) actually exercise each extension option under any Indebtedness permitted pursuant to Section 7.1(d), in each case not later than thirty (30) days prior to the then maturity date of the Indebtedness with respect to which such extension option is being exercised; provided that no Loan Party or Subsidiary shall be required to deliver any notice or exercise any extension option under this Section 5.24 if, as of the date such notice would otherwise be required to be delivered or such extension options would otherwise be required to be exercised, as applicable, either (a) the aggregate principal amount of the Indebtedness that is outstanding under Section 7.1(d) does not exceed $50,000,000 or (b) the outstanding principal amount of the Indebtedness outstanding under Section 7.1(d) that has a maturity date that is less than 180 days after the later of the Revolving Commitment Termination Date and the Maturity Date is less than $50,000,000. Notwithstanding anything to the contrary herein, the delivery by any Subsidiary of the notice delivered pursuant to clause (i) of this Section shall not constitute a binding obligation of Subsidiary to exercise such extension option or repay such Indebtedness, and any such obligation shall arise solely under clause (ii) of this Section.

Section 5.25. Post-Closing Matters. The Loan Parties will, and will cause each Subsidiary to, satisfy the requirements set forth on Schedule 5.25 on or before the date specified for such requirement or such later date as agreed to by the Administrative Agent in its sole discretion.

ARTICLE VI

FINANCIAL COVENANTS

The Loan Parties covenant and agree that until Payment in Full of the Obligations:

Section 6.1. Consolidated Leverage Ratio. The Loan Parties shall cause the Consolidated Leverage Ratio, as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending on September 30, 2014), to be less than sixty percent (60%).

Section 6.2. Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall cause the Consolidated Fixed Charge Coverage Ratio for the Measurement Period with respect to each Fiscal Quarter (commencing with the Fiscal Quarter ending on September 30, 2014) to be equal to or greater than 1.75 to 1.00.

Section 6.3. Consolidated Tangible Net Worth. The Loan Parties shall cause the Consolidated Tangible Net Worth as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending on September 30, 2014) to be equal to or greater than the sum of (i) $140,460,750 plus (ii) an amount equal to seventy-five percent (75%) of the net cash proceeds received by the REIT Guarantor from any issuance or sale of shares of its Capital Stock (other than Convertible Indebtedness and any Permitted Warrant Transactions) during the period following the Closing Date and ending as of the last day of the Fiscal Quarter for which such calculation is being performed

Section 6.4. Distribution Limitation. The Loan Parties shall cause the aggregate cash distributions to the REIT Guarantor’s shareholders made by the REIT Guarantor during the Applicable Distribution Period to not exceed ninety-five percent (95%) of the aggregate cumulative Adjusted Funds From Operations accrued on and after the Closing Date and through such Applicable Distribution Period (or such greater amount as is required for the REIT Guarantor to maintain REIT status or to avoid any excise tax and income tax imposed on the REIT Guarantor) (it being understood that, notwithstanding anything to the contrary contained in this Section 6.4, the REIT Guarantor may (a) distribute to the REIT Guarantor’s shareholders any and all cash proceeds received by the REIT Guarantor or the Borrower in connection with any issuance or sale of shares of Capital Stock of the REIT Guarantor (other than Convertible Indebtedness) and (b) make unlimited distributions to the REIT Guarantor’s shareholders payable solely in the form of common stock of the REIT Guarantor); provided that no such cash distribution will be permitted so long as any Event of Default under Section 8.1(a) or (b) or, with respect to the REIT Guarantor or the Borrower, Section 8.1(g), (h) or (i) has occurred and is continuing.

Section 6.5. Secured Debt. The Loan Parties shall cause the aggregate principal amount of all Secured Debt (other than Indebtedness pursuant to the Loan Documents) as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending on September 30, 2014) to be less than or equal to twenty-five percent (25.0%) of the Consolidated Total Asset Value.

Section 6.6. Recourse Debt. The Loan Parties shall cause the aggregate principal amount of all Recourse Debt (other than Indebtedness pursuant to the Loan Documents and the GE Mortgage Indebtedness) as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending on September 30, 2014) to be less than or equal to seven percent (7.0%) of the Consolidated Total Asset Value.

ARTICLE VII

NEGATIVE COVENANTS

The Loan Parties covenant and agree that until Payment in Full of the Obligations:

Section 7.1. Indebtedness and Preferred Equity. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and Permitted Refinancing Indebtedness with respect thereto;

(c) Indebtedness of the Loan Parties with respect to the Senior Notes in an aggregate principal amount not to exceed $260,000,000 at any one time outstanding and Permitted Refinancing Indebtedness in respect thereof;

(d) the GE Mortgage Indebtedness in an aggregate principal not to exceed $99,600,000 at any one time outstanding (including Guarantees thereof by the REIT Guarantor);

(e) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (it being understood that the completion of the construction or development of additional beds at existing facilities or new facilities shall constitute the acquisition of property), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancing or replacement other than in an amount not to exceed unpaid interest and fees and expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $20,000,000 at any one time outstanding;

(f) Indebtedness among the Loan Parties and their Subsidiaries; provided that any such Indebtedness that is owed to a Loan Party by a Subsidiary that is not a Loan Party must be permitted pursuant to Section 7.4 (other than Section 7.4(d));

(g) Guarantees by the REIT Guarantor or any of its Subsidiaries of Indebtedness otherwise permitted to be incurred by the REIT Guarantor or any of its Subsidiaries under this Section 7.1; provided that any such Guarantee by a Loan Party for the benefit of a Subsidiary that is not a Loan Party shall be subject to Section 7.4 (other than Section 7.4(d));

(h) [reserved];

(i) Hedging Obligations permitted by Section 7.10;

(j) Secured Debt, whether incurred or assumed in connection with any Acquisition or otherwise; provided that after immediately giving effect thereto and to any Acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) and on or prior to such date (or, prior to the initial such delivery, after the Closing Date), the Loan Parties are in compliance with the Financial Covenants on a pro forma basis (provided that, notwithstanding anything in Article VI to the contrary, for purposes of this clause (j), such Financial Covenants shall be deemed to apply to periods from the Closing Date to September 30, 2014);

(k) other unsecured Indebtedness; provided that, immediately after giving effect thereto and to any Acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) and on or prior to such date (or, prior to the initial such delivery, after the Closing Date), the Loan Parties are in compliance with the Financial Covenants on a pro forma basis (provided that, notwithstanding anything in Article IV to the contrary, for purposes of this clause (k) such Financial Covenants shall be deemed to apply to periods from the Closing Date to September 30, 2014); provided that the aggregate principal amount of all Indebtedness outstanding pursuant to this clause (k) that matures prior to the date that is 180 days after the latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, shall not exceed five percent (5.0%) of the Consolidated Total Asset Value (other than, in the case of any Maturity Date established pursuant to Section 2.27, any Indebtedness that matures prior to the date that is one hundred eighty (180) days after such Maturity Date that exists at the time of the effectiveness of the applicable Extended Facility Amendment);

(l) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit arising in the ordinary course of its business;

(m) cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(n) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(o) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

The Loan Parties will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (except to the extent such maturity or redemption may be satisfied, at the option of the REIT Guarantor or such Subsidiary, as the case may be, with the issuance of or exchange for Capital Stock or the REIT Guarantor or any of its Subsidiaries), (ii) is or may become redeemable or repurchaseable by such Loan Party or such Subsidiary at the option of the holder thereof, in whole or in part (excluding any such option which the REIT Guarantor or any of its Subsidiaries may be satisfied, at the option of the REIT Guarantor or such Subsidiary, as the case may be, with the issuance of or exchange for Capital Stock of the REIT Guarantor), or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph (other than any preferred stock or any other preferred equity interest which the REIT Guarantor or any of its Subsidiaries will satisfy with the issuance of or exchange for Capital Stock of the REIT Guarantor or the Borrower), on or prior to, in the case of clause (i), (ii) or (iii), the date that is 180 days after the later of the then latest Revolving Commitment Termination Date and the then latest Maturity Date, after giving effect to the exercise of the extension option pursuant to Section 2.5, in effect at the time such preferred stock or other preferred equity interest is issued.

Section 7.2. Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(d) judgment and attachment liens (and surety bonds related thereto) not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings with respect to which adequate reserves are being maintained in accordance with GAAP;

(e) Liens on any property or asset of the Loans Parties or any of their Subsidiaries existing on the date hereof and set forth on Schedule 7.2;

(f) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(e), (ii) any such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset, including cash revenues generated by, or derived from, such asset and other than proceeds of such Indebtedness pending disbursement, and (iv) the Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets;

(g) Liens on any property or asset of the Loans Parties or any of their Subsidiaries (other than Borrowing Base Assets) securing Indebtedness permitted pursuant to Section 7.1(d) or (j) and, with respect to any such Indebtedness, Hedging Obligations entered into in connection with such Indebtedness and secured by the same collateral as such Indebtedness;

(h) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; and

(i) deposits to secure the performance of bids, trade contracts, leases and licenses, statutory obligations, surety bonds (other than bonds related to judgments or litigations), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods not prohibited by this Agreement and entered into by the REIT Guarantor or any of its Subsidiaries in the ordinary course of business;

(k) Liens on cash and Permitted Investments deposited to discharge, redeem or defease Indebtedness that was permitted to so be repaid;

(l) (i) Liens solely on any cash earnest money deposits made by the REIT Guarantor or any of its Subsidiaries and (ii) restrictions on transfers of assets that are subject to sale or transfer pursuant to purchase and sale arrangements, in each case under this clause (l) in connection with any letter of intent or purchase agreement in respect of an Acquisition, Investment or Disposition permitted by this Agreement;

(m) licenses and sub-licenses of Intellectual Property in the ordinary course of business;

(n) Liens on or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(e), (ii) any such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset, including cash reserves generated by, or derived from, such asset and other than cash used to fund such Indebtedness pending disbursement, and (iv) the Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets;

(o) in the case of any non-Wholly Owned Subsidiary, any put and call arrangements or restrictions on Disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement;

(p) Liens on insurance policies and proceeds and premiums thereof or related thereto, securing Indebtedness permitted under Section 7.1(o); and

(q) extensions, renewals, or replacements of any Lien referred to in subsections (e) and (f) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than in an amount not to exceed unpaid interest and fees, and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3. Fundamental Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of the assets of the REIT Guarantor and its Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (a) the REIT Guarantor may merge or consolidate with any Subsidiary (other than the Borrower) if the REIT Guarantor is the surviving Person; (b) the Borrower may merge or consolidate with any Subsidiary if the Borrower is the surviving Person; (c) any Subsidiary may merge or consolidate with any other Subsidiary, provided that (i) if any Subsidiary party to such merger or consolidation is a Secured Loan Party, then either a Secured Loan Party is the surviving Person or the surviving Person immediately becomes a Secured Loan Party; or (ii) if no Subsidiary party to such merger or consolidation is a Secured Loan Party and any Subsidiary party to such merger or consolidation is a Loan Party, then a Loan Party is the surviving Person or the surviving Person immediately becomes a Loan Party; (d) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary Loan Party; provided that (ii) if the transferor Subsidiary is a Secured Loan Party, then the transferee must be the Borrower or a Secured Loan Party and (ii) if the transferor Subsidiary is a Loan Party that is not a Secured Loan Party, then the transferee must be the Borrower or a Loan Party; (e) any Subsidiary (other than a Secured Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (f) any Subsidiary may merge or consolidate in connection with the consummation of any Acquisition or other Investment permitted by Section 7.4 or a Disposition permitted by Section 7.6; provided that (i) if such Subsidiary is a Secured Loan Party, then, unless such merger or consolidation is in connection with a permitted Disposition, either a Secured Loan Party is the surviving Person or the surviving Person immediately becomes a Secured Loan Party; or (ii) if such Subsidiary is a Loan Party but not a Secured Loan Party,

then, unless such merger or consolidation is in connection with a permitted Disposition, a Loan Party is the surviving Person or the surviving Person immediately becomes a Loan Party;

Section 7.4. Investments, Loans. The Loan Parties will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) cash and Permitted Investments;

(b) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries existing on the Closing Date);

(c) Investments by (i) the REIT Guarantor or any Subsidiary in any Loan Party; or (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(d) Guarantees by the REIT Guarantor and its Subsidiaries constituting Indebtedness permitted by Section 7.1;

(e) Acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Loan Parties’ businesses permitted pursuant to Section 7.13;

(f) Investments in Real Property Assets or in the Capital Stock of any Person that owns or leases Real Property Assets; provided that any Investments other than Real Property Assets owned or held by any such Person must be permitted pursuant to another provision of this Section 7.4;

(g) (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and (ii) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(h) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(i) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(j) pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(k) (i) Investments in joint ventures in an aggregate amount not to exceed ten percent (10%) of Consolidated Total Asset Value; (ii) Investments consisting of mortgage loans, notes receivables and mezzanine loans not to exceed twenty percent (20%) of Consolidated Total Asset Value; and (iii) other Investments in an aggregate amount not to exceed fifteen percent (15%) of Consolidated Total Asset Value; provided that the aggregate Investments under this clause (k) shall not at any time exceed twenty-five percent (25%) of Consolidated Total Asset Value;

(l) Licenses and sublicenses of Intellectual Property in the ordinary course of business; and

(m) Hedging Obligations permitted under Section 7.10.

The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments received with respect to such Investment whether constituting sale proceeds thereof, dividends, distributions, interest, return of capital or otherwise, and the amount of any Investment constituting a Guarantee shall be reflective of the principal amount subject to such Guarantee from time to time.

Section 7.5. Restricted Payments . The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) Restricted Payments payable by any Loan Party or any Subsidiary solely in interests of any class of its common equity and Restricted Payments payable by the Borrower solely in interests of any class of its common equity and/or any class of common equity of the REIT Guarantor;

(ii) Restricted Payments made by any Subsidiary to the REIT Guarantor or to another Subsidiary; provided that, on at least a pro rata basis with any other shareholders if such Subsidiary is not Wholly Owned by the REIT Guarantor and other Wholly Owned Subsidiaries of the REIT Guarantor, such Restricted Payments shall be made on a pro rata basis to all holders of Capital Stock of such Subsidiary, according to the respective Capital Stock held by such holder, and any elections by such holder (other than any Subsidiary) to receive less than pro rata Restricted Payments;

(iii) So long as no Default or Event of Default shall have occurred and be continuing, any regularly scheduled payment of interest with respect to any Indebtedness subordinated in right of payment to the Obligations and payments of principal, interest, fees and premiums thereon funded with proceeds of Permitted Refinancing Indebtedness permitted pursuant to Section 7.1 with respect to Indebtedness subordinated in right of payment;

(iv) the E&P Purge;

(v) Restricted Payments made pursuant to an exchange of or conversion into Capital Stock of the REIT Guarantor;

(vi) the making of cash payments in connection with any conversion or purchase of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness and any accrued and unpaid interest thereon plus (b) any payments received by the REIT Guarantor pursuant to the exercise, settlement, unwinding or termination of any related Permitted Bond Hedge Transaction;

(vii) (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction by (I) delivery of shares of common stock of the REIT Guarantor upon settlement thereof, (II) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof or (III) by a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Permitted Bond Hedge Transaction;

(viii) the REIT Guarantor and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital stock; and

(ix) Restricted Payments by the REIT Guarantor permitted pursuant to Section 6.4.

Section 7.6. Sale of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to make any Disposition, except:

(a) Disposition of (i) obsolete or worn out property or other property not necessary or useful for operations disposed of in the ordinary course of business; and (ii) inventory, fixtures, furniture and equipment, in each case disposed of in the ordinary course of business;

(b) Disposition of cash and Permitted Investments in the ordinary course of business;

(c) Dispositions of equipment or other property to the extent that (i) such equipment or other property is exchanged for credit against the purchase price of similar replacement equipment or other property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or other property; provided, that if the Property disposed of is a Borrowing Base Asset it is removed from the calculation of the Borrowing Base Amount.

(d) Dispositions of property by any Subsidiary to a Loan Party or to a Wholly Owned Subsidiary; provided, that (i) if the transferor of such property is a Secured Loan Party, the transferee thereof must be a Secured Loan Party; and (ii) if the transferor of such property is a Loan Party (other than a Secured Loan Party), the transferee thereof must be a Loan Party;

(e) Dispositions consisting of Investments permitted by Section 7.4 or Restricted Payments permitted pursuant to Section 7.5;

(f) real estate leases entered into in the ordinary course of business;

(g) voluntary termination of (i) assets or contracts (other than Borrowing Base Leases, unless, after giving effect to such termination, no Default or Event of Default shall exist) in the ordinary course of business and (ii) Hedging Obligations; and

(h) Dispositions by the Consolidated Parties not otherwise permitted under this Section 7.6; provided, that (i) at the time of such Disposition, no Default or Event of Default exists and is continuing (that would not be cured by such Disposition) or would result from such Disposition and (ii) after giving effect thereto, the Loan Parties are in compliance with the Financial Covenants as of the date of such Disposition.

Section 7.7. Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the REIT Guarantor and its Subsidiaries in the ordinary course of business;

(c) the Spin-Off Transaction and the Related Transactions;

(d) employment and severance arrangements between the REIT Guarantor or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(e) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the REIT Guarantor and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the REIT Guarantor and its Subsidiaries; and

(f) any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (including any lease of Real Estate) that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any of their Subsidiaries to create, incur or permit any Lien as security for the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the REIT Guarantor’s Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the REIT Guarantor or any other Subsidiary thereof, to Guarantee Indebtedness of the REIT Guarantor or any other Subsidiary thereof or to transfer any of its property or assets to the REIT Guarantor or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document; (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder; (iii) the foregoing shall not apply to restrictions contained in the leases of Real Estate listed on Schedule 7.8 as in effect as of the Closing Date; (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness or the Persons liable for such Indebtedness (or Capital Stock of such Persons); (v) clause (a), and to the extent that it relates to a dividend or distribution of the lease or any interest therein, clause (b) shall not apply to customary provisions in leases restricting the assignment thereof; (vi) the foregoing shall not apply to restrictions contained in Indebtedness permitted pursuant to Section 7.1(e) or (j) to the extent relating to assets or Persons acquired after the Closing Date if such restrictions and conditions apply only to the property or assets securing such Indebtedness; (vii) the foregoing shall not apply to restrictions contained in leases of Real Estate binding upon the tenants thereunder (or guarantors thereof); (viii) the foregoing shall not apply to restrictions contained in any other Indebtedness permitted pursuant to Sections 7.1(d) or (k), to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained herein, taken as a whole; (ix) the foregoing shall not apply to restrictions contained in any other Indebtedness permitted pursuant to Sections 7.1(c), to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained in such Indebtedness on the Closing Date, taken as a whole; (x) the foregoing shall not apply to customary restrictions in joint venture arrangements and management contracts; and (xi) the foregoing shall not apply to customary non-assignment provisions in contracts or other customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; provided that such restrictions are limited to assets subject to such licenses and contracts.

Section 7.9. Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).

Section 7.10. Hedging Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than (i) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties or any of their Subsidiaries is exposed in the conduct of its business or the management of its liabilities, including, without limitation, any Hedging Transaction entered into in order to hedge against fluctuations in interest rates or currency values that arise in connection with any Borrowing or any Indebtedness permitted pursuant to Section 7.1, (ii) Permitted Bond Hedge Transactions and (iii) Permitted Warrant Transactions. Solely for the avoidance of doubt, the Loan Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction (other than a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction) under which any Loan Party or any of their Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Organizational Documents. The Loan Parties will not, and will not permit any of their Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in any manner that would have an adverse effect on the Lenders, the Administrative Agent, the Loan Parties or any of their Subsidiaries.

Section 7.12. Modifications to Borrowing Base Leases. Without the prior written consent of the Administrative Agent, the Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any material amendment or modification or cancel or terminate any such Borrowing Base Lease prior to its stated maturity, provided, however, that within ten (10) Business Days after receiving a request for consent from a Loan Party to amend, modify, cancel or terminate any Borrowing Base Lease, if the Administrative Agent has not either approved or disapproved the request, the Administrative Agent shall be deemed to have consented to such request. Notwithstanding the foregoing, the Loan Parties and their Subsidiaries may amend or modify or permit the amendment or modification of any Borrowing Base Lease without the Administrative Agent’s prior written consent, except to the extent such amendment or modification: (a) decreases the rent or any other monetary obligations under any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building), provided that such decreases which, in the aggregate, are less than twenty percent (20%) of such rent or other monetary obligations as set forth in the original Borrowing Base Lease shall not be a violation of this Section 7.12; (b) materially shortens the term of any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building); (c) releases or limits the liability of any guarantor under any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building) in any material respect; (d) releases any security deposits or letters of credit or any other security or collateral under any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building), except to the extent such security is released in connection with the fulfillment or satisfaction of the underlying obligation of the applicable Eligible Tenant; (e) consents to the assignment, delegation or other transfer of rights and obligations under any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building), provided that any such assignment, delegation or other transfer to an Eligible Tenant shall not be a violation of this Section 7.12; or (f) makes any other material change to the terms and conditions of any Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building) or increases in any material respect the obligations or liabilities of the applicable Loan Party thereunder, in each case in a manner materially adverse to the Administrative Agent or the Lenders; provided, however, that to the extent such amendment, modification or restructuring of a Borrowing Base Lease (other than a Lease with respect to a Multi-Tenant Building) involves the replacement of a Tenant, (i) the Loan Parties shall have delivered to the Lenders and the Administrative Agent (A) the identity of such proposed new tenant (the “New Tenant”), (B) the proposed lease with such New Tenant (the “New Lease”) and (C) such other information as reasonably requested and (i) provided that (A) such New Tenant is an Eligible Tenant, (B) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the lease being amended, modified or replaced (the “Existing Facility Lease”) and (C) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Lease (as it may be modified in compliance with this Section 7.12) or more favorable, taken as a whole, to the Consolidated Parties, then within ten (10) Business Days after receiving the foregoing information from the Loan Parties, if the Administrative Agent has not either approved or disapproved such proposal, the Administrative Agent shall be deemed to have approved such proposal.

Section 7.13. Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any business other than businesses of the type conducted by the Loan Party and their Subsidiaries on the date hereof (after giving effect to the Spin-Off and the Related Transactions) businesses similar, reasonably related, incidental, ancillary or complementary thereto.

Section 7.14. Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to change the fiscal year of any Loan Party or of any of their Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the REIT Guarantor.

Section 7.15. Government Regulation. The Loan Parties will not, and will not permit any of their Subsidiaries to, be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties.

Section 7.16. Limited Activities of GP LLC. GP LLC shall not engage in any business activities other than maintaining its existence, owning and maintaining the general partnership interests in the Borrower and activities related or incidental thereto and performing its obligations under the Loan Documents, the Senior Notes (and the agreements related thereto) and the other agreements contemplated hereby (including any documentation with respect to Indebtedness of GP LLC permitted hereunder) and activities related or incidental thereto.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or

(c) any representation or warranty made or deemed made by or on behalf of the Loan Parties or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to the legal existence of the REIT Guarantor or the Borrower), Section 5.10, Section 5.13, Section 5.19, Section 5.23, Section 5.24(ii) or Article VI or VII; or

(e) (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or 5.2, and such failure shall remain unremedied for fifteen days after the earlier of (x) any Responsible Officer of any Loan Party becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (d) and (e)(i) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of any Loan Party becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) any Loan Party or any of their Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (in each case, excluding (i) any prepayment or redemption requirements in connection with a Disposition permitted under this Agreement of assets that secure Material Indebtedness to the extent such Material Indebtedness is repaid in connection with such sale and (ii) any offer to prepay or redeem Indebtedness of any Person or securing any assets acquired in an Acquisition permitted pursuant to this Agreement); provided that any event or condition (x) causing or permitting the holders of any convertible Indebtedness to cause such Indebtedness to be converted into common stock of the REIT

Guarantor (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (y) requiring an offer to prepay or redeem convertible Indebtedness, or requiring convertible Indebtedness to be redeemed or prepaid, in each case, shall not constitute an Event of Default pursuant to this clause (f); or

(g) the REIT Guarantor, the Borrower or any of their Material Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any the REIT Guarantor, the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the REIT Guarantor, the Borrower or any of their Material Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the REIT Guarantor, the Borrower or any of their Material Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the REIT Guarantor, the Borrower or any of their Material Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due;

(j) any event of default by any Loan Party under any Material Borrowing Base Lease shall occur and such event of default shall continue beyond the applicable grace period, if any, specified in such Material Borrowing Base Lease;

(k) any payment event of default by any Eligible Tenant shall occur under any Ensign Master Lease and such payment event of default shall continue after the applicable grace period, if any, specified in such Ensign Master Lease;

(l) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties and their Subsidiaries in an aggregate amount exceeding $15,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $15,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $15,000,000; or

(m) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not contested or denied coverage, shall be rendered against any Loan Party or any of their Subsidiaries, and there shall be a period of 60 consecutive days during which (i) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) such judgment or order shall remain undischarged, unvacated or unbonded; or

(n) any non-monetary judgment or order shall be rendered against any Loan Party or any of their Subsidiaries that could reasonably be expected, either individually or in the aggregate for all such events, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(o) a Change in Control shall occur or exist; or

(p) (i) there shall occur any revocation, suspension, termination, recission, exclusion, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits held by any Loan Party, any of its Subsidiaries, if any, or any Tenant under an Ensign Master Lease or any Eligible Tenant that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, or (ii)(x) any Loan Party, any of its Subsidiaries or any Tenant under an Ensign Master Lease or any Eligible Tenant shall be named in any action, fully or partially unsealed, in which the United States has affirmatively intervened, alleging violation of the federal False Claims Act or any other applicable law and (y) any Loan Party or any Tenant under an Ensign Master Lease or any Eligible Tenant shall have offered, agreed or paid to, or received a final judgment requiring payment to, any Governmental Authority for payment of any fine, penalty or overpayment, in each case, which could reasonably be expected to have a Material Adverse Effect; or

(q) any provision of the Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(r) any Lien purported to be created under any Collateral Document (with respect to a material portion of the Collateral) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action within its control);

then, and in every such event (other than an event with respect to the REIT Guarantor or the Borrower described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g), (h) or (i) with respect to the REIT Guarantor or the Borrower shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a

“Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Loan Party or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and each of the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and each of the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8. Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b) Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

Section 9.9. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and discretion to effectuate the releases and subordination agreements contemplated by Section 10.18.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to Section 10.18. In each case as specified in Section 10.18, the Administrative Agent is authorized by the Secured Parties and the Borrower, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and Section 10.18.

Section 9.12. Co-Documentation Agents; Syndication Agent. Each Lender hereby designates Royal Bank of Canada and Regions Bank as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Wells Fargo Bank, National Association as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Loan Parties:

CTR Partnership, L.P.

27101 Puerta Real, Suite 400

Mission Viejo, CA 92691

Attention: William Wagner

Telecopy Number: (949) 540-3002

CareTrust REIT, Inc.

27101 Puerta Real, Suite 400

Mission Viejo, CA 92691

Attention: William Wagner

Telecopy Number: (949) 540-3002

To the Administrative Agent:	SunTrust Bank 3333 Peachtree Road, N.E. / 7th Floor Atlanta, Georgia 30326 Attention: CareTrust REIT Account Manager Telecopy Number: (404) 439-6700

With a copy to:

SunTrust Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Doug Weltz

Telecopy Number: (404) 221-2001

and

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Attention: Jason Bosworth

Telecopy Number: (213) 891-8291

Email: jason.bosworth@lw.com

To the Issuing Bank:	SunTrust Bank 25 Park Place, N.E. / Mail Code 3706 / 16th Floor Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Doug Weltz Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii) Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II unless such Lender, such Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(c) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.

(d) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the REIT Guarantor, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Loan Party nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Consolidated Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);

(iii) postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Consolidated Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);

(iv) change Section 2.21(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby;

(v) change any of the provisions of this subsection (b) or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

(vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person, and (y) no amendment, waiver or consent shall, unless signed by the Loan Parties and the Required Revolving Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Revolving Lenders:

(1) amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement;

(2) amend or waive non-compliance with any provision of Section 2.12;

(3) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement; or

(4) change any of the provisions of this clause (y);

provided, further, that no such amendment, waiver or consent shall change the percentage contained in the definition of “Required Revolving Lenders” or any other provision hereof specifying the percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, as applicable, Required Revolving Lenders.

(e) Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Collateral), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by the Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of mandatory prepayments) and, with respect of Loans of the same Class, voluntary prepayments.

Section 10.3. Expenses; Indemnification.

(a) The Loan Parties shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arrangers and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses, which shall be limited, in the case of outside counsel, to the reasonable fees, charges and disbursements of one outside counsel to the Secured Parties, taken as a whole, any local counsel for the Secured Parties in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Secured Parties)) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, any local counsel for the Indemnitees in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) The Loan Parties shall pay, and hold the Administrative Agent, each of the Issuing Banks and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, each party hereto waives, and agrees not to assert, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit

Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to Revolving Loans and the Revolving Commitments and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments or Classes on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) (1) in the case of Term Loans such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans, such assignment is to a Lender holding Revolving Commitments or an Affiliate of such Lender or an Approved Fund of such Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments unless such assignment is to a Lender holding Revolving Commitments or Revolving Loans, an Affiliate of such Lender or an Approved Fund of such Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (except with respect to any assignment by a Lender to one of its Affiliates), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons, Defaulting Lenders or Disqualified Institutions. No such assignment shall be made to a natural person, a Defaulting Lender or a Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person, a Disqualified Institution, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (excluding the right of any Participant to consent to changes in the calculation of the Consolidated Leverage Ratio or the component definitions thereof); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (excluding the right of any Participant to consent to changes in the calculation of the Consolidated Leverage Ratio or the component definitions thereof); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and (f) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Revolving Commitment is not a Disqualified Institution, and shall not have any liability in the event that Loans or Revolving Commitments, or a participation therein, are transferred to any Disqualified Institution.

(h) For the avoidance of doubt, the addition of any Person to the Disqualified Institution List shall solely apply prospectively and shall have no effect with respect to any assignment or participation that occurs or any Loans, Commitments or Revolving Credit Exposure acquired by such Person, in each case prior to the date such Person is added to the Disqualified Institution List.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of its Subsidiaries to such Lender or such Issuing Bank.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of any information relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Loan Parties or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors who need to know such information in connection with the Related Transactions and are informed of the confidential nature of such information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such disclosing party or its Affiliates (including any self-regulatory authority such as the National Association of Insurance Commissioners) (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties or any of their Subsidiaries that is not, to such disclosing party’s knowledge, subject to confidentiality obligations to the Loan Parties and their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section (or language substantially similar to this paragraph, including provisions customary in the syndicated loan market), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of such disclosing party’s rights or obligations under this Agreement, or (B) any direct or indirect actual or prospective contractual counterparty (and its Related Parties) to any swap, derivative or similar product that is to be secured by the Collateral, (vii) to the CUSIP Service Bureau or any similar organization, (viii) for purposes of establishing a “due diligence” defense, (ix) to the extent that such information is independently developed by such disclosing party (other than with confidential information provided to such disclosing party by the Loan Parties and their Subsidiaries), (x) to industry trade organizations, general information with respect to this Agreement that is customary for inclusion in league table measurements or (xi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Loan Parties represent and warrant that none of them is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Loan Parties under seal and waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees and acknowledges its Affiliates’ understanding that (i)(A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each if the Loan Parties is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the credit facilities contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16. Location of Closing. Each Lender and each Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Latham & Watkins LLP, 885 3rd Ave, New York, NY 10022. The Loan Parties acknowledge and agree that they have delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o Latham & Watkins LLP, 885 3rd Ave, New York, NY 10022. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17. Appraisals. The Loan Parties acknowledge that (a) each Appraisal for a Borrowing Base Asset shall be updated, at the expense or the Borrower, pursuant to a Desktop Appraisal once per calendar year; and (b) each Appraisal for each Borrowing Asset shall be updated (i) at the expense of the Borrower, at any time that an Event of Default exists and the Administrative Agent (or the Required Lenders) desire to update such Appraisals; (ii) at the expense of the Borrower, at any time that the Borrower desires to update any such Appraisal; and (iii) at the expense of the Lenders, at any other time that the Administrative Agent (or the Required Lenders) desire to update any such Appraisals. Any appraisal requested or required pursuant to this Section 10.17 shall be reviewed and approved by the Administrative Agent (acting reasonably); provided that (x) the Administrative Agent shall use reasonable efforts to approve or disapprove such appraisal within ten (10) Business Days after they are received and a failure to approve or disapprove the appraisals in such ten (10) Business Day period shall be deemed to mean that such appraisals are approved and (y) to the extent any such appraisal is denied approval, the Administrative Agent shall specify the reasons in writing to the Borrower for such denial.

Section 10.18. Releases of Collateral. The Administrative Agent agrees with the Borrower that the Administrative Agent shall:

(a) effectuate the releases contemplated by Section 3.4 and Section 11.8;

(b) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations; (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder; (iii) if such release is approved, authorized or ratified in writing in accordance with Section 10.2; or (iv) which is subject to Liens permitted under Section 7.2(f), (g) or (n) (in each case, solely to the extent required by the holder of such Lien), and, to the extent relating to extensions, renewals or replacements of such Liens, Section 7.2(g);

(c) release any Loan Party from its obligations under the applicable Collateral Documents (and release any Liens on the assets of each Person) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) release any Lien on any Capital Stock of any Subsidiary that ceases to be a Subsidiary as a result of any transaction permitted hereunder.

In connection with the foregoing, the Administrative Agent shall, at the Borrower’s expense, execute, deliver and record such documents and instruments as may be reasonably necessary or advisable to effectuate or confirm such releases. In addition, the Administrative Agent will execute and deliver such releases and subordination agreements and other documents as may be reasonably necessary or advisable to allow Permitted Encumbrances of the type referred to in clause (iv) of the definition thereof.

ARTICLE XI

GUARANTY

Section 11.1. The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, if any Guarantor is deemed to have been rendered insolvent as a result of its guarantee obligations under this Section 11.1 and not to have received reasonable equivalent value in exchange therefor, then, in such an event, the liability of such Guarantor under this Section 11.1 shall be limited to the maximum amount of the Obligations of the Borrower that such Guarantor may guaranty without rendering the obligations of such Guarantor under this Section 11.1 void or voidable under any fraudulent conveyance or fraudulent transfer law.

Section 11.2. Obligations Unconditional. The obligations of the Guarantors under Section 11.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such other documents or agreement shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated in accordance with the Loan Documents, or any of the Obligations shall be modified, supplemented, waived or amended in any respect in accordance with the Loan Documents, or any right under any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or any such agreement or document shall be waived in accordance with the Loan Documents or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor); or

(f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any documents or agreement with respect to Hedging Obligations or Bank Product Obligations of any Loan Party to any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or any such documents or agreement or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 11.3. Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 11.4. Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.2 and through the exercise of rights of contribution pursuant to Section 11.6.

Section 11.5. Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.2) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 11.6. Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been Paid in full and the Commitments have terminated.

Section 11.7. Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 11.8. Release of Subsidiary Loan Parties. Within five (5) Business Days following the written request by a Responsible Officer of the Borrower, the Administrative Agent, on behalf of the Lenders, shall release a Subsidiary Loan Party from its obligations under the Guaranty to the extent that the following conditions are satisfied to the reasonable satisfaction of the Administrative Agent: (a) there is no Event of Default existing under the Agreement either at the time of such request or at the time such Subsidiary Loan Party is released; and (b) such Responsible Officer of the Borrower delivers to Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that (i) such request is being made in connection with such Subsidiary Loan Party ceasing for any reason to be a guarantor of all of the Indebtedness permitted pursuant to Section 7.1(c); and (ii) such Subsidiary Loan Party will also be released from its guaranty obligations with respect to all Indebtedness under Section 7.1(c).

Section 11.9. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article XI for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article XI, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full has occurred. Each Qualified ECP Guarantor intends that this Article XI constitute, and this Article XI shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CTR PARTNERSHIP, L.P., a Delaware limited partnership

By: CareTrust GP, LLC, its general partner By: CareTrust REIT, Inc., its sole member

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

CARETRUST REIT, INC., a Maryland corporation

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

CARETRUST GP, LLC, a Delaware limited liability company

By: CareTrust REIT, Inc., its sole member

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

CARETRUST CAPITAL CORP., a Delaware corporation

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

18TH PLACE HEALTH HOLDINGS LLC

49TH STREET HEALTH HOLDINGS LLC

4TH STREET HOLDINGS LLC

51ST AVENUE HEALTH HOLDINGS LLC

ANSON HEALTH HOLDINGS LLC

ARAPAHOE HEALTH HOLDINGS LLC

ARROW TREE HEALTH HOLDINGS LLC

AVENUE N HOLDINGS LLC

BIG SIOUX RIVER HEALTH HOLDINGS LLC

BOARDWALK HEALTH HOLDINGS LLC

BOGARDUS HEALTH HOLDINGS LLC

BURLEY HEALTHCARE HOLDINGS LLC

CASA LINDA RETIREMENT LLC

CHERRY HEALTH HOLDINGS LLC

CM HEALTH HOLDINGS LLC

COTTONWOOD HEALTH HOLDINGS LLC

DALLAS INDEPENDENCE LLC

DIXIE HEALTH HOLDINGS LLC

EMMETT HEALTHCARE HOLDINGS LLC

ENSIGN BELLFLOWER LLC

ENSIGN SOUTHLAND LLC

EVERGLADE HEALTH HOLDINGS LLC

EXPO PARK HEALTH HOLDINGS LLC

EXPRESSWAY HEALTH HOLDINGS LLC

FALLS CITY HEALTH HOLDINGS LLC

FIFTH EAST HOLDINGS LLC

FIG STREET HEALTH HOLDINGS LLC

FLAMINGO HEALTH HOLDINGS LLC

FORT STREET HEALTH HOLDINGS LLC

GAZEBO PARK HEALTH HOLDINGS LLC

GILLETTE PARK HEALTH HOLDINGS LLC

GOLFVIEW HOLDINGS LLC

GUADALUPE HEALTH HOLDINGS LLC

HILLENDAHL HEALTH HOLDINGS LLC

HILLVIEW HEALTH HOLDINGS LLC

IRVING HEALTH HOLDINGS LLC

IVES HEALTH HOLDINGS LLC

JEFFERSON RALSTON HOLDINGS LLC

JORDAN HEALTH PROPERTIES LLC

JOSEY RANCH HEALTHCARE HOLDINGS LLC

KINGS COURT HEALTH HOLDINGS LLC

LAFAYETTE HEALTH HOLDINGS LLC

LEMON RIVER HOLDINGS LLC

LOCKWOOD HEALTH HOLDINGS LLC

LONG BEACH HEALTH ASSOCIATES LLC

LOWELL HEALTH HOLDINGS LLC

LOWELL LAKE HEALTH HOLDINGS LLC

LUFKIN HEALTH HOLDINGS LLC

MEMORIAL HEALTH HOLDINGS LLC

MESQUITE HEALTH HOLDINGS LLC

MISSION CCRC LLC

MOENIUM HOLDINGS LLC

NORTHSHORE HEALTHCARE HOLDINGS LLC

OLESON PARK HEALTH HOLDINGS LLC

OREM HEALTH HOLDINGS LLC

PAREDES HEALTH HOLDINGS LLC

POLK HEALTH HOLDINGS LLC

PRAIRIE HEALTH HOLDINGS LLC

PRICE HEALTH HOLDINGS LLC

QUEEN CITY HEALTH HOLDINGS LLC

QUEENSWAY HEALTH HOLDINGS LLC

RB HEIGHTS HEALTH HOLDINGS LLC

REGAL ROAD HEALTH HOLDINGS LLC

RENEE AVENUE HEALTH HOLDINGS LLC

RIO GRANDE HEALTH HOLDINGS LLC

SALMON RIVER HEALTH HOLDINGS LLC

SALT LAKE INDEPENDENCE LLC

SAN CORRINE HEALTH HOLDINGS LLC

SARATOGA HEALTH HOLDINGS LLC

SILVER LAKE HEALTH HOLDINGS LLC

SILVERADA HEALTH HOLDINGS LLC

SNOHOMISH HEALTH HOLDINGS LLC

SOUTH DORA HEALTH HOLDINGS LLC

STILLHOUSE HEALTH HOLDINGS LLC

TEMPLE HEALTH HOLDINGS LLC

TENTH EAST HOLDINGS LLC

TRINITY MILL HOLDINGS LLC

TROUSDALE HEALTH HOLDINGS LLC

TULALIP BAY HEALTH HOLDINGS LLC

VERDE VILLA HOLDINGS LLC

WAYNE HEALTH HOLDINGS LLC

WILLITS HEALTH HOLDINGS LLC

WILLOWS HEALTH HOLDINGS LLC

WISTERIA HEALTH HOLDINGS LLC,

each a Nevada limited liability company

By:	CTR Partnership, L.P., its sole member

By:	CareTrust GP, LLC, its general partner

By:	CareTrust REIT, Inc., its sole member

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

SUNTRUST BANK as the Administrative Agent, as an Issuing Bank, as the Swingline Lender and as a Lender

By:	/s/ David M. Felty
Name:	David M. Felty
Title:	Director

CALIFORNIA BANK & TRUST as a Lender

By:	/s/ Brian Knapp
Name:	Brian Knapp
Title:	Vice President

COMPASS BANK as a Lender

By:	/s/ James Ligman
Name:	James Ligman
Title:	Senior Vice President

FIFTH THIRD BANK, an Ohio Banking Corporation as a Lender

By:	/s/ Thomas Avery
Name:	Thomas Avery
Title:	Relationship Manager

FIRST BANK as a Lender

By:	/s/ Richard A. Sutton
Name:	Richard A. Sutton
Title:	Senior Vice President

REGIONS BANK as a Lender

By:	/s/ Jessica A. Smith
Name:	Jessica A. Smith
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Tim Bernier
Name:	Tim Bernier
Title:	Duly Authorized Signatory

ROYAL BANK OF CANADA as a Lender

By:	/s/ Joshua Freedman
Name:	Joshua Freedman
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION as a Lender

By:	/s/ Brian Heagler
Name:	Brian Heagler
Title:	Senior Vice President

SCHEDULE I

Commitment Amounts

Lender	Revolving Commitment Amount
SunTrust Bank	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
Royal Bank of Canada	$20,000,000.00
Regions Bank	$16,000,000.00
Compass Bank	$13,500,000.00
Fifth Third Bank	$13,500,000.00
California Bank & Trust	$13,500,000.00
KeyBank National Association	$13,500,000.00
First Bank	$10,000,000.00

Total:	$150,000,000.00